Exhibit 10.6
AMENDED AND RESTATED OPERATING AGREEMENT
BETWEEN

Owner,
AND
ENOI LLC
Operator

i

ii

Attachments
Attachment A  –  Cost Allocation
Attachment B  –   Fees
Attachment C  –   Forecasted Capital Improvements
Attachment D  –   Demobilization Costs
Attachment E  –   Termination Fees
Attachment F  –   Delegated Contracts
Attachment G  –   Operator Policies and Procedures
Attachment H  –   Budget and Fee Sample Calculations

iii

AMENDED AND RESTATED OPERATING AGREEMENT
     This AMENDED AND RESTATED OPERATING AGREEMENT (the “Agreement”), dated                      ___, 2008, by and between                     , a Delaware limited liability company (“Owner”), and ENOI LLC, a Delaware limited liability company (d/b/a Equagen Nuclear, “Operator”). Owner and Operator are referred to individually as a “Party,” and together as the “Parties.”
W I T N E S S E T H:
     WHEREAS, Entergy Corporation (“Entergy”), acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including (i) the Non-Utility Nuclear Business, and (ii) the Retained Business;
     WHEREAS, the Board of Directors of Entergy has determined that it is appropriate, desirable and in the best interests of Entergy and its stockholders to separate Entergy into two separate, independent and publicly traded companies: (i) one comprising the Non-Utility Nuclear Business, which shall be owned and conducted, directly or indirectly, by Enexus, and (ii) one comprising the Retained Business which shall continue to be owned and conducted, directly or indirectly, by Entergy;
     WHEREAS to effect this separation (“Separation”) the Parties entered into that certain Separation and Distribution Agreement, dated as of the ___ day of                      2008 (“Separation Agreement”);
     WHEREAS, as a part of the Separation (i) Operator shall become owned indirectly fifty percent (50%) by Entergy and fifty-percent (50%) by Enexus and (ii) Owner will be owned indirectly one-hundred percent (100%) by Enexus;
     WHEREAS, Owner (i) owns the                      located                      and certain other facilities and other assets associated therewith and ancillary thereto (the “Plant”) and (ii) the Plant is owned and operated as part of the Non-Utility Nuclear Business;
     WHEREAS, Operator is currently, and following the Separation will remain, the employer of all Plant operating personnel employed at the Site;
     WHEREAS, following the Separation, Enexus will employ directly, or through wholly-owned subsidiaries, certain corporate function and the power marketing personnel related to the Non-Utility Nuclear Business;
     WHEREAS, Operator is the holder of the Operating License for the Plant and operates the Plant pursuant to that certain Operating Agreement, between Operator and                      dated as of                      (the “Existing Agreement”);

     WHEREAS, following the Separation, Owner desires to continue to delegate to the Operator certain operating responsibility for – but not ownership of – the Plant and the Parties desire that Operator continue to operate the Plant as the NRC licensed operator;
     WHEREAS, as a part of the Separation, the Parties desire to amend and restate the Existing Agreement to insert additional commercial terms to reflect that post-Separation, Operator and Owner will no longer be wholly-owned subsidiaries of Entergy;
     WHEREAS, a condition to the closing of the Separation is the approval by the NRC;
     WHEREAS, Owner desires that such operating responsibility be consistent with Owner’s obligations and responsibilities under all pertinent state and federal law; and
     WHEREAS, Owner desires to continue to contract with Operator so as to enable Operator to possess, use and operate the Plant as Owner’s agent, and Operator desires to undertake such responsibility, all subject to and in accordance with the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:
ARTICLE I
DEFINITIONS; RULES OF INTERPRETATION
     1.1 Certain Definitions . As used herein:
     “AAA” has the meaning set forth in Section 13.1(b).
     “Affiliated Plant” has the meaning set forth in Section 8.6.
     “Agreement” has the meaning set forth in the preamble.
     “ANI” means the American Nuclear Insurers.
     “Annual Budget” has the meaning set forth in Section 10.3(a).
     “Annual Cap” has the meaning set forth in Section 10.3(e).
     “Asset Management Fee” has the meaning set forth in Attachment B.
     “Atomic Energy Act” means the Atomic Energy Act of 1954, as amended.

     “Balancing Authority” means the responsible entity, such as a regional transmission organization or an independent system operator or power pool, that integrates resource plans ahead of time, maintains load-interchange-generation balance within a Balancing Authority Area, and supports interconnection frequency in real time.
     “Balancing Authority Area” means the collection of generation, transmission and loads within the metered boundaries of the Balancing Authority. The Balancing Authority maintains load-resource balance within this area.
     “Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in New York, New York are required to be closed.
     “Budget Overrun” has the meaning set forth in Section 10.3(e).
     “Byproduct Material” means any radioactive material (other than Special Nuclear Material) yielded in, or made radioactive by, exposure to the radiation incident to the process of producing or utilizing Special Nuclear Material.
     “Capability Factor Performance Fee” has the meaning set forth in Attachment B.
     “Capital Improvements” means improvements, additions, modifications or replacements of property at the Plant that are properly capitalized and recorded on Owner’s books of account as assets in accordance with generally accepted accounting principles, and that are in accordance with applicable rules and regulations of any Governmental Authority having jurisdiction in the matter.
     “CNO” has the meaning set forth in Section 2.3.
     “Costs of Capital Improvements” means all costs of Capital Improvements and any related fees, charges or Taxes incurred or accrued with respect to such Capital Improvements. Such costs shall be calculated and allocated consistent with the principles and methodology set forth in Attachment A.
     “Costs of Operation” means all costs related to the Operation of the Plant and any related fees, charges or Taxes incurred or accrued under or with respect to this Agreement and attributable or allocable to the Plant and properly recordable in expense accounts in accordance with generally accepted accounting principles and applicable rules or regulations of any Governmental Authority having jurisdiction in the matter. Such costs shall include costs:
               (i) related to Operator’s performance of its obligations under this Agreement and may include (A) costs of the salaries and benefits of Operator employees, (B) the direct cost of contractors retained by Operator to perform operation, maintenance and repair work on or for the Plant (except as such contractor cost may be included in Costs of Capital Improvements), (C) costs of fuel, including Nuclear Fuel, consumables, spare parts and other supplies, and (D) administrative and overhead costs, including the cost of insurance required to be maintained by Operator pursuant to Section 7.2;
               (ii) calculated and allocated consistent with the principles and methodology set forth in Attachment A; and
               (iii) otherwise made in accordance with applicable Law.
     Costs of Operation shall not include such costs that may otherwise fall within this definition but which have been paid directly by Owner or which are attributable to funding contributions to any Pension Plan.
     “Decommissioning Trust Funds” means the qualified and non-qualified decommissioning reserve funds maintained by Owner under the Amended and Restated Decommissioning Trust Agreement, dated                      by and between Owner and                     , a ___ corporation, as Trustee.
     “Delegated Contracts” has the meaning set forth in Section 2.1(e).
     “Department of Energy Claim” has the meaning set forth in the                     .
     “Department of Energy Potential Claim” has the meaning set forth in the                     .
     “Dispute” means any controversy, claim or dispute of whatsoever nature, arising out of or relating to this Agreement or the making, validity, execution, performance, discharge, termination, or breach hereof.
     “Dispute Notice” has the meaning set forth in Section 13.1(a).
     “Effective Date” means the effective date of this Agreement which shall be the date upon which the Separation occurs pursuant to the Separation Agreement.
     “Eligible Budget Savings” has the meaning set forth in Section 10.3(f).
     “Emergency Preparedness Agreements” means                     .
     “Energy Reorganization Act” means the Energy Reorganization Act of 1974, as amended.
     “Entergy” has the meaning set forth in the preamble.
     “Enexus” has the meaning set forth in the Separation Agreement.
     “Exclusion Area” means the “Exclusion Area” as defined at 10 C.F.R. 50.2 and as described in the Final Safety Analysis Report for the Plant, as may be updated and amended from time to time, in accordance with 10 C.F.R. 50.71(e).
     “Existing Agreement” has the meaning set forth in the recitals.

     “Extraordinary Capital Expenditures” means those capital expenditures that are required by a change in applicable Law, including applicable Nuclear Laws, NRC rules, NRC orders, NRC regulations and NRC policies.
     “Fees” means the Fixed Fee, Variable Fees and Incentive Fees.
     “Fixed Fee” means the Operating Management Fee.
     “Five Year Forecast” has the meaning set forth in Section 10.3(b).
     “Force Majeure” means any event, circumstance or occurrence that is beyond the reasonable control of and without the fault or negligence of the Party claiming that its performance under this Agreement was delayed or prevented, including Acts of God, inability to obtain necessary approvals from a Governmental Authority, and acts of any Governmental Authority mandating the termination or delay of performance under the Agreement.
     “Good Utility Practice” means any of the practices, methods and acts engaged in or approved by a significant proportion of the nuclear power plant industry at the time of the reference, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with reliability, safety and expedition. Good Utility Practice shall apply not only to functional parts of the Plant, but also to structures, landscaping, signs, lighting and other facilities that are located at the Site to the extent that they relate to, or a part of, the Plant’s utility operations. Good Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of prudent and acceptable practices, methods or acts.
     “Grace Period” has the meaning set forth in Section 8.6.
     “Greater Than Class C Waste” means radioactive waste that contains a radionuclide whose concentration exceeds the value in Table 1 or Table 2 of 10 C.F.R. § 61.55, and therefore, is currently not generally acceptable for disposal at existing (near surface) low level radioactive waste disposal facilities.
     “Gross Negligence and/or Willful Misconduct” means any act or omission that is, authorized, undertaken or omitted with an intention that such act or omission will result in, or that is authorized, undertaken or omitted consciously with prior actual knowledge that such act or omission is likely to result in, or that is authorized, undertaken or omitted with reckless disregard of facts indicating that such act or omission is likely to result in, actionable damages, or other actionable equitable or legal remedies or injury to any person or property, or violation or failure to fulfill the requirements of any applicable Laws, applicable Required Permits, applicable Operator Policies and Procedures, or any Owner contract, including this Agreement.
     The Parties agree that any acts or omissions of Operator that were authorized, directed or controlled by Owner in a situation where Owner has actual knowledge of the likelihood of injury, damage, or violation of such applicable Laws, applicable Required Permits, applicable Operator Policies and Procedures, or Owner contract resulting from such acts or omissions will not be asserted by Owner as constituting Gross Negligence and/or Willful Misconduct of Operator. Likewise, authorizations or acts or omissions by Owner taken in reliance on advice provided by Operator or Operator personnel will not be asserted by Operator as constituting Gross Negligence and/or Willful Misconduct of Owner.
     “Governmental Authority” means any United States federal, state or local government, or governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
     “High Level Waste” means (i) irradiated Nuclear Fuel, (ii) Spent Nuclear Fuel, liquid wastes resulting from the operation of the first cycle solvent extraction system, or its equivalent, and the concentrated wastes from subsequent extraction cycles, or their equivalent, in a facility for reprocessing Spent Nuclear Fuel, (iii) solids into which such liquid wastes have been converted, or (iv) any other material containing radioactive nuclides in concentrations or quantities that exceed NRC requirements for classification as Low Level Waste.
     “Incentive Fees” means the Safety and Regulatory Performance Fee and the Capability Factor Performance Fee.
     “INPO” means the Institute of Nuclear Power Operations.
     “ISFSI” has the meaning set forth in Section 3.11(c).
     “Interconnection Agreement” means                     .
     “Law” means all laws, rules, regulations, codes, statutes, ordinances, treaties, and/or any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
     “Low Level Waste” means radioactive material that is neither Spent Nuclear Fuel nor Byproduct Material which the NRC has, consistent with existing Law, classified as low-level radioactive waste.
     “Material Adverse Findings” means those NRC or INPO findings and determinations that call into question Operator’s fundamental competence or ability to continue as Operator.
     “Mediation Referral Date” has the meaning set forth in Section 13.1(b).
     “Multi-Party Contracts” has the meaning set forth in Section 2.1(f).
     “NEIL” means Nuclear Electric Insurance Limited.
     “Net Positive Output” has the meaning set forth in Section 4.2.
     “New Operator Contracts” has the meaning set forth in Section 2.2(e).
     “Non-Utility Nuclear Business” has the meaning set forth in the Separation Agreement.

     “NRC” means the United States Nuclear Regulatory Commission.
     “Nuclear Fuel” means any Source Material, Special Nuclear Material or Byproduct Material, including any ores, mined or un-mined, uranium concentrates, natural or enriched uranium hexafluoride, or any other material in process containing uranium, and any fuel assemblies or parts thereof, any of which are required for the generation of electricity at the Plant.
     “Nuclear Fuel and Fuel Services Purchase Agreement” has the meaning set forth in Section 10.4(a)(i).
     “Nuclear Laws” means all Laws relating to the regulation of: nuclear power plants; Nuclear Materials; the transportation and storage of Nuclear Materials; Nuclear Fuel; the transportation and storage of Nuclear Fuel; Safeguards Information; the enrichment of uranium; and the disposal of Nuclear Material. “Nuclear Laws” include the Atomic Energy Act, the Price-Anderson Act, the Energy Reorganization Act, the Convention on Physical Protection of Nuclear Material Implementation Act of 1982, the Foreign Assistance Act of 1961, the Nuclear Non-Proliferation Act of 1978; the Nuclear Waste Policy Act of 1982, the Low-Level Radioactive Waste Policy Amendments Act of 1985, the Energy Policy Act of 1992, and the Energy Policy Act of 2005, and in each case any implementing regulations promulgated with respect thereto.
     “Nuclear Materials” means Source Material, Special Nuclear Material, Low Level Waste, Greater than Class C Waste, High Level Waste, Byproduct Material and Spent Nuclear Material.
     “Official Schedule” has the meaning set forth in Section 10.2(a)(i).
     “Official Schedule Maintenance Activity” has the meaning set forth in Section 10.2(a)(i).
     “Official Schedule Maintenance Period Threshold” has the meaning set forth in Section 10.2(a)(i).
     “Operate” and its derivatives (e.g., Operations, Operating) means to possess, use, manage, control, maintain, repair, operate and decommission.
     “Operating License” means                     .
     “Operating Management Fee” has the meaning set forth in Attachment B.
     “Operator Parent Board” has the meaning set forth in Section 8.6.
     “Operator Policies and Procedures” has the meaning set forth in Section 2.1(g)(i).
     “Operator’s Representative” has the meaning set forth in Section 9.1(a).
     “Original Owner” means                     .
     “Override Notice” has the meaning set forth in Section 8.6.
     “Owner” has the meaning set forth in the preamble.

     “Owner’s Inventory” has the meaning set forth in Section 10.1.
     “Owner’s Parent” has the meaning set forth in Section 8.6.
     “Owner’s Representative” has the meaning set forth in Section 9.1(a).
     “Party” has the meaning set forth in the preamble.
     “Pension Plan” means a defined benefit pension plan that is maintained by the Operator or a Subsidiary and that is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended, and Section 412 of the Internal Revenue Code of 1986, as amended.
     “Pension Plan Contribution” means an amount equal to the amount of any contribution that Operator or a Subsidiary is required to make to any Pension Plan to satisfy the requirements of Section 412 of the Internal Revenue Code of 1986, as amended, to the extent that the amount of such contribution is attributable to the Owner under this Agreement (as calculated and allocated consistent with the principles and methodology set forth in Attachment A.).
     “Person” means any legal or natural person, including any individual, corporation, partnership, limited liability company, joint stock company, association, joint venture, trust, Governmental Authority or international body or agency, or other entity.
     “Plant” has the meaning set forth in the recitals.
     “Points of Interconnection” has the meaning set forth in the Interconnection Agreement.
     “Power Scheduling Damages” has the meaning set forth in Section 12.2(c).
     “Prevailing Time” means, with respect to a particular time in question, Standard Time or Daylight Time in effect at such time.
     “Price-Anderson Act” means Section 170 of the Atomic Energy Act and related provision. of Section 11 of the Atomic Energy Act.
     “Purchase and Sale Agreement” means                     .
     “Required Permits” means all licenses, permits, approvals, exemptions, orders or authorizations of, and all filings, registrations, or qualifications with, any Governmental Authority having jurisdiction over, or application to, either of the Parties, the Plant, or the ownership, operation, maintenance or repair of the Plant, or any acts or transactions contemplated, undertaken or performed in connection with any aspect of this Agreement. The term Required Permits includes the Operating License.
     “Required Regulatory Approvals” means those regulatory approvals that are required before the Operator can assume the responsibility of operating the Plant, which include the approval of (i) the NRC, including all necessary amendments to the Operating Licenses, (ii)                      and (iii)                     .

     “Request for Mediation” has the meaning set forth in Section 13.1(b).
     “Restricted Data” has the meaning set forth in Atomic Energy Act (codified at 42 U.S.C. § 2014(y)).
     “Retained Business” has the meaning set forth in the Separation Agreement.
     “Rules” has the meaning set forth in Section 13.1(d).
     “Safeguards Information” means information that is required to be protected under the terms of 10 C.F.R. § 73.21.
     “Safety and Regulatory Performance Fee” has the meaning set forth in Attachment B.
     “Separation Agreement” has the meaning set forth in the recitals.
     “Separation” has the meaning set forth in the recitals.
     “S&P” means Standard & Poor’s Ratings Group (a division of The McGraw-Hill Companies).
     “Senior Executives” has the meaning set forth in Section 13.1(a).
     “Shared Services Agreement” has the meaning set forth in Section 2.1(e)(ii).
     “Shared Services Fee” has the meaning set forth in Attachment B.
     “Short-Term Maintenance Activity” has the meaning set forth in Section 10.2(b)(ii).
     “Site” means the land upon which the Plant is located.
     “Source Material” means: (i) uranium, thorium, or any combination thereof, in any physical or chemical form or (ii) ores which contain by weight one-twentieth of one-percent (0.05%) or more of uranium, thorium or any combination thereof. Source Material does not include Special Nuclear Material.
     “Spent Nuclear Fuel” means Nuclear Fuel that has been permanently withdrawn from a nuclear reactor following irradiation, and has not been chemically separated into its constituent elements by reprocessing. Spent Nuclear Fuel includes the Special Nuclear Material, Byproduct Material, Source Nuclear Material, Greater Than Class C Waste and other radioactive materials associated with the Nuclear Fuel assemblies.
     “Special Nuclear Material” means plutonium, uranium-233, uranium enriched in isotope-233 or in isotope-235, any other material that the NRC determines to be “Special Nuclear Material” and any material artificially enriched by any of the above-listed materials or isotopes. Special Nuclear Material does not include Source Material.
     “Standard Spent Fuel Disposal Contract” means                    .

     “Subsidiary” has the meaning set forth in the Separation Agreement.
     “Taxes” means any or all federal, state and/or local municipal, ad valorem, property, occupation, severance, generation, first use, conversion, BTU or power, transmission, utility, gross receipts, privilege, sales, use, consumption, excise, lease, transaction, and other taxes, governmental charges, license fees, permit fees, assessments, including in each case any or all increases in, interest on, penalties relating to, or costs to defend any of the foregoing, now existing or otherwise applicable at any time during the Term; provided that Taxes shall not include taxes (i) based on net income or net worth, including Texas Margins (Franchise) Tax and all components of the Michigan Business Tax or (ii) any item for which an exemption or exclusion from Taxes may apply.
     “Term” has the meaning set forth in Section 8.1.
     “Transition Period” has the meaning set forth in Section 8.7(b).
     “Trigger Event” has the meaning set forth in Section 8.6.
     “Unplanned Outage Event” has the meaning set forth in Section 10.2(c).
     “Uprate” means an increase in the maximum thermal power level at which the Plant may operate under its Operating License as such license may be amended after the date hereof.
     “Variable Fees” means the Asset Management Fee and the Shared Services Fee.
     1.2 Rules of Interpretation. In this Agreement and in any attachments, appendices, exhibits or schedules that may be attached hereto, except to the extent that the context requires otherwise:
          (a) the Table of Contents and the headings of the Articles and Sections herein have been inserted as a matter of convenience for reference only and shall not control or affect the meaning or construction of any of the terms or provisions hereof;
          (b) the singular includes the plural and the masculine includes the feminine and neuter unless the context requires otherwise;
          (c) references to any document, agreement or Law, including this Agreement, any NRC or INPO requirements and guidelines, any Operator Policies and Procedures and any Required Permits, shall be deemed to include references to (i) all attachments, appendices, exhibits, and schedules attached thereto and (ii) such document, agreement or Law as amended, modified, supplemented, replaced or restated from time to time in accordance with its terms (if applicable) and (where applicable) subject to compliance with the requirements set forth therein;
          (d) all attachments, appendices, exhibits, and schedules, if any, that may be attached hereto are incorporated herein by this reference and are intended to be a part of this

Agreement; provided, however, that in the event of a conflict between the terms of an attachment, appendix, exhibit, and schedule attached hereto and the terms of the remainder of this Agreement, the terms of the remainder of the Agreement shall take precedence;
          (e) unless the express reference otherwise provides, references to “Articles,” “Sections,” clauses, “Paragraphs,” “Attachments,” “Appendices,” “Exhibits,” or “Schedules,” or like terms are to articles, sections, clauses, paragraphs, appendices, exhibits or schedules of this Agreement;
          (f) all references to a particular Person shall include a reference to such Person’s successors and permitted assigns;
          (g) the words “herein,” “hereof” and “hereunder” shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement; the words “include,” “includes” or “including” shall mean “including, but not limited to;”
          (h) the term “day” shall mean a calendar day commencing at 12:00 a.m. Prevailing Time and whenever an event is to be performed or a payment is to be made by a particular date and the date in question falls on a day that is not a Business Day, the event shall be performed or the payment shall be made on the next succeeding Business Day; the term “week” shall mean a seven consecutive day period; the term “month” shall mean a calendar month; provided, that when a period measured in months commences on a date other than the first day of a month, the period shall run from the date on which it starts to the corresponding date in the next month and, as appropriate, to succeeding months thereafter; and the term “year” shall mean a calendar year; and
          (i) all monetary references contained herein refer to U.S. dollars.
ARTICLE II
OPERATOR’S AUTHORITY AND RESPONSIBILITY WITH RESPECT TO OPERATION OF THE PLANT
     2.1 Operator’s Authority.
          (a) Generally. Operator shall operate and maintain the Plant, and make Capital Improvements to the Plant, in each case to include the interconnection equipment and facilities up to the Points of Interconnection and in accordance with (i) Good Utility Practice, (ii) applicable Laws, (iii) the Operating License, (iv) the Annual Budgets approved by Owner pursuant to Section 10.3, (v) Operator’s Policies and Procedures, as amended from time to time, and (vi) any other applicable requirements as may be set forth in this Agreement.
          (b) Owner’s Agent. Operator shall operate the Plant as Owner’s agent in performing the services enumerated in this Agreement and shall act at all times in this capacity in the best interests of Owner. In furtherance thereof and otherwise subject to the terms of this Agreement, including Section 2.2 and Section 2.4, Owner hereby grants Operator the authority to:
               (i) take any and all action, in Owner’s name and on Owner’s behalf, necessary to obtain and/or maintain the Required Permits and Required Regulatory Approvals and necessary to comply with all applicable Law, including the regulations of the NRC and other Governmental Authorities having jurisdiction over any aspect of the Cost of Operation, Cost of Capital Improvements, making of Capital Improvements and/or Operation of the Plant; and
               (ii) exercise in accordance with applicable Laws, the rights of Owner under, and execute, modify, amend or terminate, any contracts, including leases, easements, agreements, purchase orders, licenses, permits and privileges relating to the Operation of, and making of Capital Improvements to, the Plant, as agent for Owner. Operator may perform its duties hereunder through its employees, affiliated persons or non-affiliated persons. Except as provided in Section 5.4(f) hereof, the duties of Owner and Operator hereunder shall be subject in all events to receipt of any further necessary consents or regulatory approvals.
          (c) Required Permits; Approvals. Subject to the limitations placed on Operator’s authority in Section 2.2 and the responsibilities and obligations reserved to Owner in ARTICLE 3, including those contained in Section 2.2(h) and Section 3.6, respectively, Operator shall obtain, maintain and comply with all the Required Permits, the Required Regulatory Approvals and other approvals necessary for Operator to operate, maintain, and make Capital Improvements to the Plant and otherwise perform its obligations under this Agreement.
          (d) Emergency Planning. Operator shall coordinate all emergency planning regarding the Plant with Owner (including the development of all emergency planning templates and procedures); provided that if time permits and subject to its obligations under the Operating License and the emergency plan communication requirements for the Plant, Operator is to seek Owner’s prior consent (i) for emergency response actions it proposes to take, and (ii) before submitting required incident reports to the applicable Governmental Authority. In any event, Operator is to immediately notify Owner of any emergency response actions that Operator takes or of any incident reports that Operator submits.
          (e) Contract Administration.
               (i) Generally; Delegated Contracts. Unless otherwise expressly provided for pursuant to this Agreement, including Section 10.3, Operator shall administer all contracts related to the operation and maintenance of the Plant by Operator that (i) were executed by Owner (and not by Operator as Agent on behalf of Owner), (ii) have not expired or been terminated and (iii) are either assigned by Owner to Operator or retained by Owner and delegated to Operator (“Delegated Contracts”). The Delegated Contracts related to the Operation of the Plant as of the Effective Date are set forth on Attachment F. Operator shall update and maintain Attachment F as appropriate over the Term and such updated schedule shall be available for inspection by Owner pursuant to Section 5.6.
               (ii) Assignment of Contracts. If the Agreement is terminated early for any reason, including pursuant to ARTICLE VIII, Owner shall have the right, but not the obligation, to require Operator to assign to Owner or a successor operator any agreements entered into by Operator in connection with its performance of its obligations under this Agreement; provided that the assignability of (i) that certain shared services agreement between Entergy Services, Inc. and Equagen LLC of even date herewith (as amended and supplemented by the parties thereto (the “Shared Services Agreement”) or (ii) any collective bargaining agreements relating to the Plant to which Operator is a party, in each case shall be governed under the terms of each such agreement and Operator shall not be required to assign the Shared Services Agreement or any such collective bargaining agreement under the terms of this Agreement; provided, further, that nothing in this subsection is intended to relieve Operator of its obligations under Section 8.7 to cooperate with Owner during the Transition Period in facilitating the transfer of all Plant work force personnel to Owner or a successor operator designated by Owner.
          (f) Multi-Party Contracts; Disclosures in Third-Party Contracts. If a contract subject to this Section 2.1 relates to both the Plant and one or more Affiliated Plants, such contracts (“Multi-Plant Contracts”) shall be executed by Owner at Operator’s request, on reasonable grounds, or by Operator, on reasonable grounds, on behalf of Owner, and the owners of the applicable Affiliated Plants. Operator further agrees that with respect to Multi-Plant Contracts, Operator will not enter into such Multi-Plant Contracts without the prior written consent of Owner unless such contract contains a provision for several but not joint liability of the owners of the plants under such Multi-Plant Contracts in proportion to the costs allocated to the various power plants under such contracts. In order to induce parties to contract with Operator with regard to the performance of Operator’s obligations under this Agreement, Owner hereby expressly agrees to be bound by the terms of all contracts executed by Operator in accordance with its agency authority as described herein (including, any provisions that limit or protect against a third party’s liability, provisions granting indemnity to third parties and limitations or exclusions of warranties) to the same extent as if Owner were an original signatory to such contract. In addition, if Owner’s signature is deemed by Operator to be necessary to induce a third party to contract with Operator, Owner agrees not to unreasonably refuse to execute such third-party contracts as Operator may request from time to time. It is further agreed that the Treasurer or Chief Financial Officer of Owner shall designate and notify Operator in writing of any contracts or types of contracts related to the Plant that are to be executed by Operator, in its capacity as Owner’s agent, that Owner desires to review and monitor so that Owner may evaluate the potential impact on Owner of such contracts and to advise Operator of such impact in order that Operator may take all steps to protect Owner’s interests. Accordingly, Operator agrees to provide Owner copies of such designated contracts within a reasonable time prior to Operator’s proposed execution, amendment or termination thereof.
               (g) Operator Policies and Procedures.

               (i) Generally. When Operator enters into contracts and performs its obligations hereunder with respect to the Plant as Owner’s agent, Operator shall do so in accordance with the applicable management level policies used by Operator as of the Effective Date in the Operation of the Plant until such time those policies are amended or replaced at the mutual agreement of the Parties (each an “Operator Policies and Procedures”). In addition, Owner will have rights to review and propose changes to procedures put in place by Operator to implement Operator Policies and Procedures. The Operator Policies and Procedures related to the Operation of the Plant as of the Effective Date are set forth on Attachment G. Owner shall have the right to review and approve proposed changes to existing Operator Policies and Procedures and proposed new Operator Policies and Procedures. Except as may otherwise be expressly provided for in this Agreement, Owner shall have fifteen (15) days from the date of a written submittal to review and approve a proposed change to an existing Operator Policies and Procedures or a new Operator Policies and Procedures and the failure by Owner to respond during such time shall be deemed approval by the Owner. Owner shall have the right to propose reasonable changes to any such proposals and Operator shall make commercially reasonable efforts to incorporate such requested changes provided that such requests are consistent with Good Utility Practice, the Operating License or applicable Law. Disputes shall be resolved in accordance with ARTICLE XIII. Operator shall update and maintain Attachment G as appropriate over the Term and such updated schedule shall be available for inspection by Owner pursuant to Section 5.6.
               (ii) Approval Authority and Execution Policy. To ensure that expenditures are made in a prudent manner consistent with an approved Annual Budget, the Operator Policies and Procedures shall include an “Approval Authority and Execution Policy” governing the authority of Operator’s employees and agents to enter into expense transactions, capital funding transactions, procurement and sales contracts and other transactions that may have an impact on an approved Annual Budget for the Plant. In addition to any review rights Owner may have pursuant to Section 2.1(g)(i), Operator shall, upon request (A) provide Owner with a copy of such policy and (B) periodically meet with the Owner to discuss necessary or desired changes in the policy.
     2.2 Limitations on Operator’s Authority. Notwithstanding Section 2.1, except for actions taken pursuant to Section 2.3, without the prior written consent of Owner, Operator shall have no authority under this Agreement or as Owner’s agent with respect to the following:
          (a) Plant Life. Defining the economic life of the Plant, or retiring or reducing the generating capacity of the Plant for economic reasons, or amending the Operating License to extend the life of the Plant.
          (b) NRC Operating License. Amending the Operating License without providing prior notice of the amendment to Owner and allowing the Owner the opportunity to review a draft of the amendment.

          (c) Thermal Output. Except as otherwise approved by Owner and included in a budget approved by Owner in accordance with Section 10.3, making Capital Improvements to increase the NRC licensed thermal output of the Plant’s reactor, or entering into contracts to do so.
          (d) Compliance with Budgets. Except as otherwise expressly permitted under this Agreement, (i) incurring costs for Costs of Operation that are in excess of one-hundred and five percent (105%) of the applicable Annual Budget or (ii) incurring costs for Costs of Capital Improvements that are materially different from, or in excess of one-hundred and five percent (105%) of, the applicable Annual Budget.
          (e) New Operator Contracts. Entering into any new contract with respect to the Plant, except for certain contracts (each a “New Operator Contract”) that (i) have been executed consistent with an Annual Budget approved by the Owner pursuant to Section 10.3 and (ii) have a value per contract of (A) generally, $15,000,000 or less over the term of such contract or (B) with respect to contracts for the purchase of Nuclear Fuel or related Nuclear Fuel enrichment, conversion or fabrication services, $50,000,000 or less over the term of such contract; provided that any New Operator Contract entered into by Operator pursuant to this Section 2.2(e) shall be executed by Operator, as agent for Owner, and shall be subject to the requirements of Section 2.1(e)(ii) and Section 2.1(f); provided, further, that Owner shall have the right upon notice to Operator to review and approve any New Operator Contract prior to its execution.
For the avoidance of doubt (i) collective bargaining agreements, as well as any other negotiated agreements between Operator and a union representing Operator’s employees, shall not be considered New Operator Contracts subject to the provisions of this subsection, and (ii) the decision by Operator to enter into a collective bargaining agreement or such other agreement between Operator and a union representing Operator’s employees will be solely the Operator’s decision and will not require Owner’s consent; provided that Operator shall provide (i) notice to Owner of its entering into negotiations with respect to such collective bargaining agreements and such other agreements between Operator and unions representing Operator’s employees and (ii) an opportunity for Owner to provide comments to Operator regarding the impact of such agreements on costs being passed through to Owner under this Agreement.
          (f) Disposition of Plant Assets. Except as permitted pursuant to Section 10.1, selling, encumbering or disposing of any real property or any equipment, materials or other personal property comprising the Plant; provided that Operator may in the ordinary course of business, sell, encumber or dispose of surplus non-capital equipment, materials or other personal property used in the operation, maintenance and repair of the Plant.
          (g) Release of Claims; Waiver of Rights. Releasing any material claims of Owner or waiving or otherwise impairing any material contractual or other legal rights benefiting Owner.

          (h) Legal Proceedings. Except as otherwise provided under Section 3.13(a) , initiating or resolving any material legal or administrative proceedings on behalf of Owner.
          (i) Breach. Knowingly taking any action or failing to take any action that would create a breach or default under any agreement relating to the operation of the Plant or Law to which Owner is a party or by which it or any of its assets is bound.
          (j) Plant Capacity and Energy. Entering into any agreement or engaging in any activity relating to the brokering, marketing, dispatch, sale or pricing of capacity or energy of the Plant.
          (k) License Transfer. Engaging in any activity that could reasonably be expected to require the transfer of the Operating License to a third party.
     2.3 Operator’s Obligations as NRC Operating Licensee. Notwithstanding the limitations on Operator’s authority set forth in Section 2.2, the Operator, acting in the sole discretion of its Chief Nuclear Officer (“CNO”), shall have the authority at all times to take any action(s) necessary to carry out its responsibilities as the Operator under the Operating License, including any action and/or expenditure of funds necessary to protect the public health and safety, to maintain safe operating or shutdown conditions at the Plant, and to comply with the requirements of any Nuclear Law, NRC regulation, NRC order or other NRC requirement; provided that CNO shall exercise such authority within the limitations set forth above, to the extent CNO reasonably can do so consistent with carrying out Operator’s responsibilities under the Operating License, and the CNO shall act in good faith to coordinate with Owner when exercising such authority, if time and circumstances permit. Except to the extent that they arise from Owner’s disapproval of an Operator spending request, Operator shall pay all fines and penalties assessed by the NRC resulting from its failure to comply with the Operating License, applicable Law or perform its obligations under this Agreement.
     2.4 Owner Consent. Except otherwise expressly provided herein, if Owner and Operator cannot reach agreement on any issue under this Agreement as to which Owner has the right of consent or approval, following written notice from either Party, they shall seek to resolve the disagreement pursuant to ARTICLE XIII.
ARTICLE III
OWNER RESPONSIBILITIES AND OBLIGATIONS
     3.1 Payment. In consideration of the services rendered by Operator hereunder, and subject to the provisions of this Operating Agreement, Owner hereby agrees to pay the Fees, Costs of Operation, Costs of Capital Improvements and Pension Plan Contributions incurred by Operator, in each case pursuant to ARTICLE V hereof.

     3.2 Plant Access and Control. For the purpose of allowing Operator to operate the Plant in accordance with the Operating License, the Required Permits and other applicable regulatory requirements and this Agreement, to the extent permitted by Law Owner grants Operator unrestricted access, and the exclusive right to use and control the use of the property constituting the Plant, including the real property constituting the Site and the Exclusion Area and the switchyard (or substation), facilities, equipment and personal property located on the Site and the Exclusion Area.
     3.3 Owner Cooperation. Owner shall cooperate with Operator so that Operator may exercise its authority and fulfill its responsibilities pursuant to this Agreement. In this connection, Owner agrees to delegate to Operator, as agent for Owner, rights and obligations of Owner as necessary for Operator to fulfill its obligations hereunder, including, Owner’s rights and obligations under the following agreements: (i) the Interconnection Agreement and (ii) the Emergency Preparedness Agreements.
     3.4 No Changes to Facilities; Procedures or Practices. So that Operator will be capable of Operating the Plant in accordance with the Operating License and applicable Law, including NRC regulations, requirements or commitments, Owner agrees that it will not, without the prior written consent of Operator which shall not be unreasonably withheld, make any changes or authorize others to make changes to (i) the Plant, Site or Exclusion Area, or (ii) procedures or practices under Owner’s control relating to the Plant, Site or Exclusion Area, in each case such that Operator’s ability to comply with the Operating License, applicable Law, including NRC regulations, requirements or commitments, would be materially affected.
     3.5 Offsite Power Supply. Owner shall be responsible for procuring and paying for any off-site power supply for the Plant; provided that for the avoidance of doubt, Owner may use third-party agents, including Operator, to assist Owner in procuring such power.
     3.6 External Communications. Subject to Operator’s obligations under the Operating License and except as otherwise required by applicable Law, Owner shall have control over all non-emergency external communications relating to the Plant; provided that Operator shall manage routine communications with the NRC and other agencies exercising regulatory authority over the Plant, subject to appropriate coordination and consultation with Owner; provided, further, that in the event that Operator is obligated under the Operating License, or is otherwise required by Law, to make an external communication relating to the Plant (e.g., emergency plan communications, notices to a regional transmission organization, independent system operator, etc.), Operator shall provide reasonable notice to Owner of such communication and, to the extent reasonable and practicable, coordinate with Owner in the preparation and execution of such communication. For the avoidance of doubt, this Section 3.6 does not apply to Operator’s external communications relating solely to its own employees.
     3.7 Owner Access to Employees. Operator shall make appropriate Operator personnel reasonably available upon Owner’s request to assist Owner in its activities with respect to the Plant, including providing timely information for regulatory requirements and in support of litigation, including any litigation that Owner is involved in with respect to the Spent Nuclear Fuel, the Department of Energy Claim and any Department of Energy Potential Claim.

     3.8 Decision to Run/Retire. Owner shall have exclusive authority to determine the economic life of the Plant and in its sole discretion as a result of such determination may decide, subject to Section 2.3, as an economic matter to (i) retire and decommission the Plant, (ii) operate the Plant at a reduced generating capacity, (iii) place the Plant in a safe shutdown condition, and/or (iv) amend the Operating License to extend the licensed life of the Plant.
     3.9 Uprates. Owner retains exclusive authority to be exercised in its sole discretion with regard to any Uprate of the Plant. If Owner elects to Uprate the Plant, Operator shall cooperate and coordinate with Owner and any third-party contractors performing work in connection with such Uprate. With respect to additional services that may be required in connection with an Uprate to the Plant that are not otherwise covered under this Agreement, Owner shall offer Operator the opportunity to enter into negotiations for the provision under a separate agreement of such services prior to entering into a contract for such work with a third-party provider.
     3.10 Environmental Liabilities. Owner shall remain responsible for all environmental liabilities related to the Plant; provided that Operator shall be liable for, and shall indemnify Owner against, all claims, liabilities and damages as may arise as a result of Operator’s failure to comply with the requirements of this Agreement.
     3.11 Spent Nuclear Fuel.
          (a) Title. Owner shall retain (i) title to all Spent Nuclear Fuel associated with the Plant, (ii) all responsibility for removing, transporting and the disposal of Spent Nuclear Fuel off of the Site, and (iii) all liabilities associated with such activities described in the preceding subsections (i) and (ii); provided that Operator shall be responsible for such liabilities arising from Operator’s failure to comply with the terms of the Agreement.
          (b) Handling. Operator shall be responsible for the handling of Spent Nuclear Fuel on the Site.
          (c) ISFSI Operations; Spent Nuclear Fuel Handling. Operator shall handle Spent Nuclear Fuel and operate the Independent Spent Fuel Storage Installation (“ISFSI”), as applicable, in accordance with Good Utility Practice, and in compliance with applicable Laws, the Operating License, Annual Budgets approved by Owner pursuant to Section 10.3 and other applicable requirements as may be set forth in this Agreement. Without the prior written agreement of the Parties, neither the Owner nor the Operator shall use the Site for the storage of any Spent Nuclear Fuel or other nuclear waste other than Spent Nuclear Fuel or other nuclear waste generated by the Plant. Operator shall maintain appropriate records for the ISFSI, as applicable, and Owner shall have the right to review and audit those records at any time following reasonable notice. Owner shall approve any changes to Spent Nuclear Fuel storage and, as applicable, handling technology to be utilized at the ISFSI.
          (d) DOE Disposal Contract. Owner shall retain the Standard Spent Fuel Disposal Contract.

     3.12 Decommissioning.
          (a) Owner Retains Obligation to Decommission. Owner shall retain all obligations and costs related to the decommissioning of the Plant. During the Term, Operator shall (i) assist the Owner in complying with these obligations, including the maintenance of applicable books and records and (ii) in consultation with Owner, file with the NRC and any other applicable Governmental Authority any and all reports relating to the decommissioning of the Plant and Spent Nuclear Fuel management that are required to be filed under the Operating License and other applicable Law by the Owner or Operator.
          (b) Decommissioning Funding. Subject to Operator’s obligations to assist the Owner in complying with applicable decommissioning requirements as specified in Section 3.12(a), Owner shall retain responsibility for funding decommissioning trust fund reserves and complying with NRC decommissioning funding requirements for the Plant.
     3.13 Enforcement of Rights.
          (a) Generally. Except with respect to certain liabilities regarding the Plant retained by the Original Owner under the Purchase and Sale Agreement for which Original Owner retains control over litigation, Owner shall have control over litigation related to the Facility, including the Department of Energy Claim and any Department of Energy Potential Claim; provided that Operator shall have control over legal proceedings relating to (i) its Required Permits (including the Operating License) and other approvals necessary for it to operate the Facility, (ii) fines and penalties assessed by the NRC against Operator resulting from its failure to comply with the Operating License, and (iii) its own employees, including alleged violations of any collective bargaining agreements to which Operator is a party, labor arbitrations, unfair labor practice proceedings, and allegations of improper or unlawful conduct against Operator by one or more employees; provided, further, that with respect to proceedings covered under subsections (i) and (ii) above, Operator shall provide Owner notice of such proceedings and permit Owner a reasonable opportunity to participate in such proceedings.
          (b) Original Owner Litigation. With respect to litigation relating to the Plant which (i) Original Owner may have liability and may assume control over the litigation pursuant to the Purchase and Sale Agreement and (ii) reasonably could be expected to affect Operator’s rights and obligations under this Agreement, Owner shall keep Operator advised as to whether Original Owner or Owner is handling the defense or prosecution of such litigation; provided that Owner’s obligations under this subsection to provide such information to Operator shall be subject to any applicable confidentiality provisions which may prohibit or limit the scope of what Owner may communicate to Operator.
          (c) Operator Costs. Except as to matters for which indemnification of Operator is not applicable pursuant to ARTICLE XII, to the extent Operator incurs any liability to a third party in performing its duties under this Agreement, amounts paid by Operator because of liability incurred by it with respect to such disputes with third parties and Operator’s expenses in defending such disputes shall be considered Costs of Operation.

     3.14 Tax Matters. Owner shall be responsible for all Tax planning and/or developing Tax strategies, related to the Plant as well as all Tax determinations related to the procurement, by Operator, of items needed for the operation of the Plant, including equipment, materials, inventory and Nuclear Fuel. Operator shall cooperate with Owner and use best efforts to pursue any exemption or exclusion asserted by Owner, at Owner’s sole discretion, from any sales, use, gross receipts or similar taxes. Owner shall provide Operator with appropriate exemption certificates, direct pay permits or other applicable documentation to substantiate any such Tax position. Owner shall indemnify, defend and hold Operator harmless from taxes, penalties, interest and costs of defense, resulting from any such Tax strategy or determination
ARTICLE IV
OWNERSHIP OF CAPACITY AND ENERGY
     4.1 Ownership of Capacity and Energy.
          (a) Title. Owner shall be entitled to one-hundred percent (100%) of the capacity, energy, ancillary services and other attributes produced by the Plant during the Term.
          (b) Dispatch Rights; Scheduling. Subject to applicable Law, the Operating License, other applicable NRC requirements, and other applicable requirements of a Governmental Authority or Balancing Authority having jurisdiction over dispatching activities, Owner shall have the exclusive authority to dispatch the Plant.
     4.2 Determination of Output. Owner shall, in coordination with and the assistance of Operator and subject to Operator’s obligations under ARTICLE II, at all times determine the electric output from the Plant (the “Net Positive Output”). The Net Positive Output of the Plant shall be the gross electric power generation of the Plant, less the Plant’s station service requirements, and less adjustments for losses experienced. In the event the Net Positive Output is negative (i.e., station service and losses exceed the gross generation), Owner shall be responsible for providing necessary power at the Plant during such period in accordance with Good Utility Practice and Section 3.5.
ARTICLE V
COMPENSATION AND PAYMENT
     5.1 Fees. In consideration for performing the services under this Agreement, Owner shall pay Operator pursuant to Section 5.4(a) the Fees as follows:
          (a) the Operating Management Fee, on a monthly basis and in an amount and as otherwise set forth in Attachment B.

          (b) the Asset Management Fee, on an annual basis and in an amount and as otherwise set forth in Attachment B.
          (c) the Shared Services Fee, on an annual basis and in an amount and as otherwise set forth in Attachment B.
          (d) the Safety and Regulatory Performance Fee on an annual basis and in an amount and as otherwise set forth in Attachment B.
          (e) the Capability Factor Performance Fee on an annual basis and in an amount and as otherwise set forth in Attachment B.
     5.2 Costs of Operation.
          (a) Budgeted Activities. Subject to Section 5.2(b) and Section 5.2(c), Owner shall pursuant to Section 5.4(b) reimburse Operator for:
               (i) one-hundred percent (100%) of the costs incurred by Operator for Costs of Operation that are incurred pursuant to an approved Annual Budget up to an amount that is five percent (5%) above the total budgeted amount for such Costs of Operation;
               (ii) sixty-seven percent (67%) of the costs incurred by Operator for Costs of Operation that are incurred pursuant to an approved Annual Budget to the extent such costs are in excess of five percent (5%) above the total budgeted amount for such Costs of Operation, provided that Operator’s liability to share in thirty-three percent (33%) of the Costs of Operation pursuant to this Section 5.2(a)(ii) when added to any liability incurred by Operator to share in Costs of Capital Improvements under Section 5.3(a)(ii), Operator’s liability for Power Scheduling Costs and any liability which Operator may have incurred with respect to the Capability Factor Performance Fee for that year shall not exceed an amount equal to the Annual Cap; and
               (iii) one-hundred percent (100%) of the costs incurred by Operator for Costs of Operation that are incurred pursuant to an approved Annual Budget to the extent (A) such Costs of Operation are in excess of an amount equal to five percent (5%) above the total budgeted amount for such Costs of Operation and (B) Operator’s liability for sharing in Costs of Operation under Section 5.2(a)(ii) when added to Operator’s liability for sharing in Costs of Capital Improvements under Section 5.3(a)(ii) , Operator’s liability for Power Scheduling Costs and any liability which Operator may have incurred with respect to the Capability Factor Performance Fee for that year exceed an amount equal to the Annual Cap.
A sample calculation illustrating how the mechanics of this provision are expected to work is attached at Attachment H.

          (b) Budget Overruns. With respect to any year during the Term, Owner shall have the right to direct Operator to limit the Costs of Operation for the Plant so as not to exceed five percent (5%) above the total budgeted amount in the Annual Budget for that year. Operator shall use commercially reasonable efforts to do so (i) subject to Section 2.3 and (ii) consistent with Plant safety and the timing of such direction from Owner, in a manner that has the least effect on the Net Positive Output of the Plant.
          (c) Non-Budgeted Activities.
               (i) Owner shall have the right to mandate and fund any additional Costs of Operation not in the approved Annual Budget by direct payment for such Costs of Operation or by reimbursement of Operator for such Costs of Operation pursuant to Section 5.4(b); provided that such mandated costs shall not be included in the calculation of any payments that may be (i) due from Operator with respect to a Budget Overrun or (ii) due to Operator with respect to Eligible Budget Savings.
               (ii) Owner shall not be required to fund and reimburse Operator for Costs of Operation to be incurred by Operator for operating and maintenance activities that are related to the Plant that are (A) otherwise required to be paid by Operator pursuant to Section 5.2(a)(ii), (B) materially different from the Costs of Operation included in the approved Annual Budget, or (C) not included in the approved Annual Budget for that year, unless Owner has exercised its rights under Section 5.2(c)(i).
     5.3 Costs of Capital Improvements.
          (a) Budgeted Activities. Subject to Section 5.3(b) and Section 5.3(c), Owner shall pursuant to Section 5.4(b) reimburse Operator for:
               (i) one-hundred percent (100%) of the costs incurred by Operator for Costs of Capital Improvements that are incurred pursuant to an approved Annual Budget up to an amount that is five percent (5%) above the total budgeted amount for such Costs of Capital Improvements;
               (ii) sixty-seven percent (67%) of the costs incurred by Operator for Cost of Capital Improvements that are incurred pursuant to an approved Annual Budget to the extent such costs are in excess of five percent (5%) above the total budgeted amount for such Costs of Capital Improvements, provided that Operator’s liability to share in thirty-three percent (33%) of the Costs of Capital Improvements pursuant to this Section 5.3(a)(ii) when added to any liability incurred by Operator to share in Costs of Operation under Section 5.2(a)(ii), Operator’s liability for Power Scheduling Costs and any liability which Operator may have incurred with respect to the Capability Factor Performance Fee for that year shall not exceed an amount equal to the Annual Cap; and

               (iii) one-hundred percent (100%) of the costs incurred by Operator for Costs of Capital Improvements that are incurred pursuant to an approved Annual Budget to the extent (A) such Costs of Capital Improvements are in excess of an amount equal to five percent (5%) above the total budgeted amount for such Costs of Capital Improvements and (B) Operator’s liability for sharing in Costs of Capital Improvements under Section 5.3(a)(ii) when added to Operator’s liability for sharing in Costs of Operations under Section 5.2(a)(ii), Operator’s liability for Power Scheduling Costs and any liability which Operator may have incurred with respect to the Capability Factor Performance Fee for that year exceed an amount equal to the Annual Cap.
A sample calculation illustrating how the mechanics of this provision are expected to work is attached at Attachment H.
          (b) Budget Overruns. With respect to any year during the Term, Owner shall have the right to direct Operator to limit the Costs of Capital Improvements for the Plant so as not to exceed five percent (5%) above the total budgeted amount in the Annual Budget for that year. Operator shall use commercially reasonable efforts to do so (i) subject to Section 2.3 and (ii) consistent with Plant safety and the timing of such direction from Owner, in a manner that has the least effect on the Net Positive Output of the Plant.
          (c) Non-Budgeted Activities.
               (i) Owner shall have the right to mandate and fund any additional Capital Improvements at the Plant not in the approved Annual Budget by direct payment for such Costs of Capital Improvements or by reimbursement of Operator for such Costs of Capital Improvements pursuant to Section 5.4(b); provided that such mandated costs shall not be included in the calculation of any payments that may be (i) due from Operator with respect to a Budget Overrun or (ii) due to Operator with respect to Eligible Budget Savings.
               (ii) Except with respect to Extraordinary Capital Expenditures which shall be reimbursed pursuant to Section 5.3(d), Owner shall not be required to fund and reimburse Operator for Costs of Capital Improvements to be incurred by Operator for Capital Improvement activities that are related to the Plant that are (A) otherwise required to be paid by Operator pursuant to Section 5.3(a)(ii), (B) materially different from the Costs of Capital Improvements included in the approved Annual Budget, or (C) not included in the approved Annual Budget for that year, unless Owner has exercised its rights under Section 5.3(c)(i).
          (d) Extraordinary Capital Expenditures. Subject to Section 2.3, Owner must review and approve all Extraordinary Capital Expenditures in advance. Owner shall reimburse Operator pursuant to Section 5.4(b) for all approved Extraordinary Capital Expenditures.

          (e) Forecasted Capital Improvements. Capital Improvements forecasted as of the Effective Date to be begun and/or completed during first five years of the Term are specified in Attachment C.
     5.4 Payment and Billing.
     (a) Fees. Owner is to pay to Operator through a deposit into a segregated bank account specified by Operator the Fees as follows:
               (i) Fixed Fees. The Operating Management Fee shall be paid monthly in arrears on the first (1st) Business Day of each month of the Term.
               (ii) Variable Fees. Each of the Asset Management Fee and the Shared Services Fee shall be paid annually in arrears on a calendar year basis on the first (1st) Business Day of March during each year of the Term.
               (iii) Incentive Fees. Each of the Safety and Regulatory Performance Fee and the Capability Factor Performance Fee shall be paid annually in arrears on a calendar year basis on the first (1st) Business Day of each of March during each year of the Term.
          (b) Costs of Operation; Costs of Capital Improvements. On the second (2nd) Business Day of each month of the Term, or on or before the first day of the Term, as applicable, Operator shall provide to Owner an invoice for all Costs of Operations and Costs of Capital Improvements incurred by Operator in the previous month. On the fifteenth (15th) day of each Month of the Term (or on the next Business Day thereafter if such day does not fall on a Business Day), Owner shall deposit the full amount of such invoice provided by Operator into a segregated bank account established pursuant to Section 5.5 solely for the purpose of accepting, holding and disbursing funds reimbursed to Operator by Owner under this Agreement.
          (c) Adjustments. The Parties acknowledge that the Costs of Operation and Costs of Capital Improvements ultimately funded and reimbursed by Owner to Operator under this Agreement are to be based on the actual Costs of Operation, Costs of Capital Improvements and Pension Fund Contributions actually incurred by Operator. In the event that (i) Operator subsequently receives recoveries from third parties with respect to such costs or (ii) such funded and reimbursed costs are found pursuant to a subsequent audit to have been overpaid or underpaid, then Operator shall credit Owner for the amount of such third party recovery, and shall credit or charge, as applicable, any such overpayments or underpayments.
          (d) Payment; No Waiver. No payment of Costs of Operation or Costs of Capital Improvements made by Owner under this Agreement shall constitute a waiver of any right by Owner to question or contest the correctness of such payments; provided that Owner must initiate any such contest within five (5) years of the date of payment by Owner of the disputed Costs of Operation or Costs of Capital Improvements; provided, further, that in the event such dispute involves recoveries received by Operator from third parties that have the effect of reducing the actual Costs of Operation or Costs of Capital Improvements incurred by Operator, Owner shall have one (1) year from receiving notice that Operator has not as required by Section 5.4(c) credited Owner for such third-party recovery to initiate a contest.
          (e) Netting of Payments. The Parties may discharge mutual debts and payment obligations owing to each other under this Agreement on the same date through netting, in which case all amounts owed by each Party hereunder during a monthly billing period shall be netted so that only the excess amount remaining shall be paid by the Party who owes it.
          (f) No Delay in Payments. No disagreement or dispute of any kind between the Parties concerning any matter, including the amount of any payment due from Owner to Operator or from Operator to Owner, as the case may be, or the correctness of any charge made to Owner or Operator, or any reason, excuse or circumstances, including Force Majeure, shall permit either Party to delay or withhold payment due and owing under this Agreement, except that Owner shall have the right to make any payments required of it under protest and to reserve its rights to conduct audits in accordance with Section 5.6.
     5.5 Bank Accounts. The Parties agree that one or more special bank accounts may be established and maintained in one or more banks of Operator’s choice, in a manner that will indicate the custodial nature of the accounts, for the deposit by Owner and disbursement by Operator of Costs of Capital Improvements and Costs of Operation.
     5.6 Books and Records; Audit and Inspection Rights.
          (a) Books and Records. Operator shall maintain complete books and records of (i) all Costs of Operation and Costs of Capital Improvements incurred by Operator in connection with its performance of this Agreement, (ii) all Pension Fund Contributions charged to Owner and (iii) such other activities related to the performance its obligations under this Agreement as may be specified herein. Such books and records shall be maintained in accordance with generally accepted accounting methods and practices, the Operating License and applicable Law. Operator shall notify Owner in writing prior to implementing any significant change to such accounting methods and recordkeeping practices.
          (b) Audit and Inspection Rights. Upon reasonable notice, Operator shall make available to Owner all relevant accounting and financial books and records as may be requested by Owner that are related to all Costs of Operation, Costs of Capital Improvements and Pension Fund Contributions claimed by Operator under this Agreement. Operator shall be solely responsible to take commercially reasonable efforts to obtain from any of its subcontractors or suppliers such similar supporting documentation as Owner may request. Owner shall have the right, at Owner’s expense, to conduct, or have conducted by an independent accounting firm, audits of such books and records. Such audits shall be conducted at times reasonably requested by Owner.
     5.7 Pension Plan Costs. Owner shall pay to Operator from time to time additional amounts equal to the Pension Plan Contribution. Owner shall make such payment to Operator not later than the Business most nearly preceding the date such Pension Plan Contribution is due by depositing the amount into a bank account established pursuant to Section 5.5.
ARTICLE VI
LIMITATION OF LIABILITY
     6.1 Consequential Damages Waiver. Neither Party nor any of their employees, officers, or directors shall be liable to the other Party for any special, indirect, incidental or consequential damages in connection with this Agreement or the performance thereof, whether arising in contract, tort or otherwise (including strict liability), including the loss of use of the Plant or equipment therein, increased costs of electrical production or fuel, cost of replacement power or energy or claims of customers; provided, however, that to the extent either Party is required to pay any indirect, special, punitive, incidental or consequential damages to a third party in connection with a claim that falls within the scope of an indemnity given to such Party by the other Party pursuant to ARTICLE XII, such damages shall not be subject to this limitation on liability; provided, further, that the obligation of a Party under this Agreement to make certain payments (i) in the nature of liquidated damages (including the termination payments specified Section 8.8 and the Power Scheduling Damages payments specified in Section 10.2(i), (ii) regarding the sharing of budget overruns and budget savings as specified in Section 10.3(e) and 10.3(f), or any other undertaking or obligation of either Party expressly set forth in this Agreement for the payment of money, in each case shall not be considered indirect, special, punitive, incidental or consequential damages and shall not be subject to this limitation of liability provision.
     6.2 Limit on Liability. Operator’s aggregate liability (excluding amounts covered by insurance or assumed as a self-insured retention or deductible) to Owner, arising out of the Agreement or the performance thereof, whether arising in contract, tort or otherwise (including strict liability), shall not exceed:
          (a) for any calendar year, one times (i) the sum of the Operating Management Fee, Asset Management Fee and Incentive Fees actually paid to Operator during such calendar year or, if greater, (ii) all Fees payable to Operator during such calendar year; and
          (b) in the aggregate over the Term, an amount not to exceed the total of all Fees paid to Operator over the three (3) calendar years preceding the calendar year in which the event giving rise to indemnification occurred.
     6.3 Property Damage Waiver. Owner shall waive, and to the maximum extent permitted will require its insurers to waive all rights of recovery against Operator and its employees, officers, and directors for damage to or destruction of property, real or personal, at Plant or Site, whether such property is owned by Owner or by any other Person; provided, however, that with respect to damage to or destruction of property or personal injuries not occasioned by or as a result of a “nuclear incident,” as that term is defined in the Atomic Energy Act and the NRC’s implementing regulations, and subject Section 6.2, Operator shall be liable for damage to or destruction of property resulting from the Gross Negligence and/or Willful Misconduct by Operator or its employees, officers, or directors, to the extent engaged in the provision of services under this Agreement.
ARTICLE VII
INSURANCE
     7.1 Insurance and Financial Protection to be Maintained by Owner. At no cost to Operator, Owner shall maintain or cause to be maintained nuclear liability financial protection, nuclear decontamination and property damage insurance and government indemnification of nuclear liability arising from the operation and maintenance of the Plant, in forms and amounts required under the Price-Anderson Act and by the NRC or other Governmental Authorities having jurisdiction over the matter. Operator shall be a named insured or its equivalent as is the case with Nuclear Electric Insurance LTD (the nuclear property carrier) on such insurance and indemnification unless such insurance or indemnification provides coverage to all Persons held legally liable. Owner shall furnish Operator, upon request, with duly executed certificates of insurance certifying that such insurance has been provided and that the insurance companies will give Operator thirty (30) days prior written notice of any material change in, or cancellation of, such insurance coverage and such certificates shall also specify the dates when such insurance commences and expires. Owner shall require its insurers to waive all right of subrogation against Operator and its subcontractors, regardless of fault, for all claims, including, decontamination of, physical damage to, or loss or destruction of any property at the location of the Plant as defined in the decontamination and property damage insurance policy for the Plant and if Owner obtains and maintains insurance for the cost of replacement power, for all costs of replacement power. Owner further hereby waives rights of recovery from Operator, including any right to which another may be subrogated, for decontamination of, physical damage to, or loss or destruction of any property at the location of the Plant as is or may be insured under its decontamination and property damage insurance policies arising directly or indirectly out of the performance by the Operator of its obligations under this Agreement.
     7.2 Insurance to be Maintained by Operator. At all times during performance of this Agreement by Operator, Operator shall maintain or cause to be maintained in full force and effect the following policies of insurance:
          (a) Workers’ Compensation insurance, and such insurance shall be in accordance with all applicable state, federal, and maritime laws, including Employer’s Liability Insurance in the amount of $1,000,000 each accident, $1,000,000 disease policy limit and $1,000,000 disease each employee;
          (b) Commercial General Liability Insurance including Contractual Liability Coverage covering liability assumed under this Agreement, Products/Completed

Operations Coverage, Broad Form Property Liability Coverage, and Personal Injury Coverage in the amount of $1,000,000 per occurrence / $2,000,000 general aggregate for Bodily Injury and Property Damage. Coverage to include the Underground Collapse and Explosion Hazards if applicable;
          (c) Commercial Automobile Liability insurance or qualified self insurance, including all owned, hired, leased, and/or non-owned vehicles, with a combined single limit of $1,000,000 per accident;
          (d) If services hereunder are professional in nature, Errors and Omissions Liability Insurance as may be appropriate and available in an amount not less than $3,000,000 per claim, covering claims or damages because of injury or damages arising out of any act, error or omission of Operator in the rendering of professional services; and
          (e) Excess Liability Coverage to provide excess of Sections 7.2(a),(b),(c) and (d) above, in the amount of $20,000,000 per occurrence.
Operator waives all rights against Owner and its agents, officers, directors and employees for recovery of damages to the extent these damages are covered by any of the insurance (including self-insurance) required above. With respect to the insurance provided pursuant to Sections 7.2(b), (c) and (d), Owner shall be included as an additional insured. Operator shall furnish Owner with duly executed certificates of insurance certifying that such insurance has been provided and that the insurance companies will give Owner thirty (30) days prior written notice of any material change in, or cancellation of, such insurance coverage and such certificates shall also specify the dates when such insurance commences and expires.
ARTICLE VIII
TERM AND TERMINATION
     8.1 Term. The term of the Agreement (“Term”) shall commence upon Effective Date, and shall, unless earlier terminated in accordance with this ARTICLE VIII, expire on the date that the Operating License permitting operation of the Plant expires; provided that in the event that the Operating License for the Plant is granted an initial twenty (20) year extension, the Term shall automatically be extended for the duration of such extended Operating License term; provided, further, that (i) Owner shall have the option exercisable no later than twelve (12) months prior to the expiration of the Operating License term to extend this Agreement through the completion of decommissioning of the Plant and (ii) in the event that Owner does not exercise this option, Operator will be offered the opportunity to enter into negotiations for the provision under a separate agreement of any decommissioning services as Owner may request.
     8.2 Termination. Except as otherwise provided in this ARTICLE VIII, this Agreement shall terminate at the end of the Term. Upon any termination of this Agreement, the Parties shall:

          (a) work in good faith to provide for the smooth and orderly (i) transfer of Operator Personnel responsible for operating the Plant and Site to a new operator and (ii) transition of responsibility and work in progress, in each case as provided in Section 8.7;
          (b) make such termination payments specified in Section 8.8 as may be applicable given the circumstances of the termination; and
          (c) transfer the Required Permits held by Operator to the new operator and obtain all required regulatory approvals, in each case as applicable.
     8.3 Termination for Cause.
          (a) By Either Party. Without limiting other remedies as may be available under this Agreement, either Party may, upon written notice and expiration of the Transition Period, terminate the Agreement for cause for the following reasons:
               (i) commencement of voluntary or involuntary bankruptcy, insolvency or similar proceedings affecting the other Party;
               (ii) failure by the other Party to make a payment that is due and payable after written demand and subsequent ten (10) day cure period;
               (iii) breach by a Party of any nonpayment obligations under the Agreement in any material respect after written demand and subsequent thirty (30) day cure period; or
               (iv) breach by the other Party of its representations or warranties in any material respect.
          (b) By Owner. Owner may, upon written notice and expiration of the Transition Period, terminate the Agreement for cause if the Operator receives Material Adverse Findings with respect to Operator’s performance under this Agreement and/or compliance with the Operating License.
     8.4 Termination Due to Governmental or Judicial Act. If a Governmental Authority with jurisdiction over the Plant or the Parties declares all or part of the Agreement invalid or unenforceable or substantially impairs either Party’s ability to perform its material obligations under this Agreement then either Party may terminate the Agreement by providing written notice to the other Party, such notice to state the circumstance(s) giving rise to the right of termination; provided, that a Party becoming aware of a circumstance that would permit termination in accordance with this Section 8.4 shall provide notice of termination within sixty (60) days after first becoming aware of such circumstance or thereafter shall be barred from exercising a right of termination in accordance with this Section 8.4 based upon such circumstance(s); provided, further, that termination in accordance with this Section 8.4 shall be effective one hundred eighty (180) days after the non-terminating Party receives the notice of termination; provided, however, that during the period from the provision of the notice of termination, pursuant to this Section 8.4, to the date of termination, the Parties shall negotiate in good faith to cure the adverse effect that has caused the terminating Party to provide notice of termination and, if such negotiations are unsuccessful, the Parties shall work in good faith to provide for the smooth and orderly replacement of Operator personnel and transition of responsibility and work in progress as provided in Section 8.7 and this Agreement shall not terminate until expiration of the Transition Period established therein.
     8.5 Termination for Convenience. Owner may terminate this Agreement for convenience by providing written notice to Operator; provided that the Agreement shall not terminate until after the completion of the Transition Period.
     8.6 Cross Termination. If, for any reason whatsoever, including expiration of an NRC operating license, failure to renew an NRC operating License, or termination of an operating agreement with or without cause, Operator will operate four (4) nuclear power generating units or fewer owned by Owner or an affiliate of Owner (each an “Affiliated Plant”), then the Parties hereto acknowledge and agree that this Agreement will automatically terminate without the need of further action by the Parties, unless the board of Operator’s parent – Equagen LLC – (“Operator’s Parent Board”) notifies the ultimate parent company of Owner and each such affiliate of Owner (“Owner’s Parent”) in writing of its decision to override such termination (“Override Notice”) within thirty (30) days of the date upon which Operator ceased operating five (5) or more Affiliated Plants (the “Grace Period”). Subject to Section 8.7, automatic termination of this Agreement, and of each of the operating agreements for each Affiliated Plant then still being operated by Operator, will become effective on and from the day after the Grace Period expires if no Override Notice has been delivered by the Operator’s Parent Board to Parent during the Grace Period (“Trigger Event”). Further, termination of this Agreement a result of the occurrence of a Trigger Event shall be treated as a termination for convenience by Owner and Owner shall be liable for the payment of any applicable termination fee specified in Section 8.8.
     8.7 Transition Period. In the event a notice of termination is given pursuant Sections 8.2, 8.3, 8.4, 8.5 or 8.6 then during the Transition Period:
          (a) Approvals. The Parties shall work in good faith to transfer responsibilities, contracts and Required Permits (including the Operating Licenses) and obtain all required approvals from Governmental Authorities having jurisdiction over such transfer. Owner shall cooperate with Operator in an effort to conclude the Transition Period in an expeditious and efficient manner. No transfer shall occur prior to the receipt of all such required regulatory approvals for the termination and transfer of operating responsibility over the Plant, including the prior written consent of the NRC.
          (b) Continued Performance. Operator and Owner shall continue to exercise their responsibilities under this Agreement and the Operating License during the period of time (“Transition Period”) until: (i) NRC consent has been obtained for the transfer of operating responsibility to a new qualified operator and (ii) operating responsibilities have been transferred to such new operator approved by NRC. Upon completion of the Transition Period,

Operator shall return the Plant to Owner with a full inventory of spare parts and equipment comparable to that maintained at similar plants with comparable expected lives.
          (c) Employee Matters. During the Transition Period, Operator shall fully cooperate with Owner in, and take no action to hinder (such as the solicitation of affected personnel), the transfer of all Operator work force personnel located at the Plant and Site to Owner or a successor operator designated by Owner, together with, as applicable, all funds reserved for their pensions and other post-retirement employee benefits.
     8.8 Termination Payments.
          (a) Costs of Operation; Costs of Capital Improvements. In any termination under this ARTICLE VIII, Owner shall pay to Operator (i) the accrued Fees (including the pro rata portion thereof if the termination date does not fall on the last day of the relevant payment period) and (ii) Costs of Operation and Costs of Capital Improvements incurred by Operator, in each case provided or incurred in compliance with the Agreement and prior to expiration of the Transition Period.
          (b) Regular Termination Expense Payments. In the event of any termination by either Party, except as otherwise set forth in Sections 8.8(c) and (d), including a termination by Owner for convenience pursuant to Section 8.5 or by Operator properly for cause pursuant to Section 8.3, then Owner shall also reimburse Operator for all reasonable demobilization costs actually incurred by Operator as a result of such termination. Operator shall use all reasonable efforts to minimize the incurrence of such demobilization costs. For the avoidance of doubt, reasonable demobilization costs shall include those types of costs specified on Attachment D.
          (c) Termination by Owner for Cause; Judicial Act. In the event that Owner terminates for cause pursuant to Section 8.3 or if there is a termination due to a governmental or judicial act pursuant to Section 8.4, then Owner shall have:
               (i) no liability to Operator upon termination, except for the payments set forth in Section 8.8(a); and
               (ii) the right to recover damages for any breach of the Agreement or for any unperformed balance, subject to the limitations on liability set forth in ARTICLE VII.
          (d) Termination for Convenience. In the event that this Agreement is terminated for convenience pursuant to Section 8.5 or as a result of a cross termination pursuant to Section 8.6, then Owner shall pay a termination fee to Operator calculated pursuant to Attachment E.

          (e) Adjustments for Inventory. Any termination payment made pursuant to this Section 8.8 shall be subject to adjustment to reflect Operator’s additions to, or subtractions from, Owners Inventory, as applicable, as of date of the completion of the Transition Period resulting from such termination.
ARTICLE IX
INFORMATION PROVIDED TO OWNER
     9.1 Reports to Owner.
          (a) Regular Meetings. Owner shall appoint Chief Operating Officer to be its representative (“Owner’s Representative”). Operator shall appoint a Chief Operating Officer to be its representative (“Operator’s Representative”). Each Party may from time to time change its respective representative by notice to the other Party given in accordance with Section 15.16. Owner’s Representative and Operator’s Representative shall meet regularly as needed, at the reasonable request of either Party, but no less than once a calendar quarter, to review Plant operating performance and the performance of the Operator under this Agreement and to perform such other tasks as may be required by this Agreement or as mutually agreed to by the Parties.
          (b) Owner’s Oversight Rights. Owner, including Owner’s Representative, is to have access to all information Owner may need to enforce its rights and perform its obligations under this Agreement. In furtherance of this right and subject to Section 15.1, Owner, its agents, employees, independent contractors, members of its Board of Directors, subcommittees or special committees of its Board of Directors shall have:
               (i) access to and copies of any reports or evaluations specifically concerning the operation of the Plant and Site prepared by or for Operator, including reports or evaluations prepared by or for the NRC, INPO, ANI, or NEIL; and
               (ii) the right to participate in all material (x) management meetings and (y) meetings, inspections, exit interviews and other interactions between Operator and regulatory or other entities, including those with the NRC, INPO, ANI or NEIL; in each case regarding the Plant and Site. Notwithstanding the foregoing, Owner shall not have the right of access to information maintained by Operator solely in connection with Operator’s activities as employer with respect to Operator’s own union-represented employees.
     9.2 Site Access. To the extent permitted by applicable Law, including the Operating License and applicable NRC regulations and requirements, Owner shall have full rights of unrestricted access to the Site and Plant, including access to all Plant operating information systems, and Plant operating records, in each case access to which will be provided to Owner upon request.

ARTICLE X
CERTAIN OPERATIONAL ISSUES; BUDGETS
     10.1 Inventory. Prior to the Effective Date, Operator shall provide Owner with a list of inventories of materials, spare parts and equipment (including fuel) either owned by Owner or in which Owner has the right to use, that are available to operate the Plant (“Owner’s Inventory”). Operator shall be permitted to utilize Owner’s Inventory for Plant operations. During the Term, Operator shall procure and maintain supplies (e.g., fuel, spare parts, consumables, equipment, etc.) as agent for Owner so as to maintain Owner’s Inventory consistent with Good Utility Practices. Operator may use spare parts and equipment inventory maintained at other plants operated by Operator for an affiliate of Owner, provided (i) such use is consistent with applicable regulatory requirements and commitments and (ii) such use does not result in any degradation of the performance of the Plant. Operator shall replace used Owner’s Inventory at Owner’s expense, as needed, with materials or equipment of equal quality and serviceability and track and record the costs and depreciation of such used Owner’s Inventory. Operator shall make such records available to Owner upon Owner’s request in accordance with Section 5.6.
     10.2 Planned and Unplanned Outages.
          (a) Official Schedule.
               (i) Scope. Refueling outages and all planned outages, de-rates and planned power reductions of greater than a certain length (to be specified in the applicable Operator Policies and Procedures, the “Official Schedule Maintenance Period Threshold”) (each an “Official Schedule Maintenance Activity”), shall in each case be performed on the Plant in accordance with a schedule established pursuant to this Section 10.2 (the “Official Schedule”). The Official Schedule may include planned outages, de-rates and planned power reductions with an expected duration of less than the Official Schedule Maintenance Period Threshold, and such planned outages, de-rates and planned power reductions included on the Official Schedule shall in each case be considered an Official Schedule Maintenance Activity. The Official Schedule shall include Official Schedule Maintenance Activities for the current calendar year and for each of the next five (5) calendar years.
               (ii) Development; Content. Operator shall develop the Official Schedule in accordance with the applicable Operator Policies and Procedures in place as of the Effective Date until such time such policies and procedures are amended or replaced at the mutual agreement of the Parties and such policies and procedures shall be included in Attachment G. The Official Schedule shall specify at a minimum for each Official Schedule Maintenance Activity the following: the purpose and nature of the activity; start and end dates, expected cycle energies measured in “effective full power days” and expected cycle operating load factors. In addition, to the extent required under the applicable Operator Policies and Procedures, Operator shall include with respect to each Official Schedule Maintenance Activity the amount of net megawatts, if any, expected to be available from the Plant during such Official Schedule Maintenance Activity.
               (iii) Timing. The Official Schedule shall be developed in support of the Annual Budget and Five Year Forecast for the corresponding calendar years of the Term. The Official Schedule shall be submitted to Owner for Owner’s approval at the same time as provided in Section 10.3 for the submittal by Operator to Owner of the Annual Budget and Five Year Forecast; provided that within thirty (30) days following the Effective Date, Operator shall submit to Owner for information an initial Official Schedule covering the remainder of the calendar year in which the Effective Date occurs and for the following five (5) calendar years. Such initial Official Schedule shall be consistent with the corresponding Annual Budget and Five Year Forecast pursuant to which Operator is operating the Plant as of the Effective Date.
               (iv) Owner Approval. Upon receipt of a proposed Official Schedule, Owner shall have thirty (30) days to review and approve or disapprove the proposed Official Schedule. Failure by Owner to act within this thirty (30) day period shall be deemed an approval by Owner of the proffered Official Schedule. During this review period, Owner may request reasonable modifications to the Official Schedule to the extent the requested modifications are not contrary to Good Utility Practice, the Operating License or applicable Law. Owner and Operator shall work together to finalize the Official Schedule to meet their mutual requirements and the requirements of the Balancing Authority Area, it being understood that Owner may request changes to the proposed Official Schedule to accommodate, among other things, its energy delivery and related contractual commitments, and Operator shall make commercially reasonable efforts to accommodate such requests.
               (v) Peak Period. Unless otherwise approved by the Owner in writing in advance, Operator shall not schedule any refueling outages for the months of June through August or the months of January through February.
               (vi) Changes. Operator may from time to time propose changes to an approved Official Schedule to reflect changes, for example, in start date, end date and load factor assumptions, in each case as they are identified by Operator with respect to a particular Official Schedule Maintenance Activity. Owner shall have thirty (30) days from the day of submittal to act on such proposed changes as provided in Section 10.2(a)(iv).
               (vii) Notification. No earlier than ninety-six (96) hours and not later than forty-eight (48) hours in advance of a Official Schedule Maintenance Activity, Operator shall provide a notice to Owner confirming that the Official Schedule Maintenance Activity will occur pursuant to the then existing Official Schedule.
     (b) Dispatch Scheduling; Short Term Maintenance Activities(i) Dispatch Scheduling. Operator shall provide Owner with prior notice of certain information needed by Owner for the purpose of scheduling the dispatch of the Plant. Such information shall be specified in the Operator Policies and Procedures and shall include at a minimum, scheduled power reductions or increases of 10 MW or more, the expected generation output of the Plant available for dispatch for each day and related power profiles and such notice shall otherwise be in accordance with the applicable Operator Policies and Procedures in place as of the Effective Date until such time such policies and procedures are amended or replaced at the mutual agreement of the Parties and such policies and procedures shall be included in Attachment G. Owner may request changes to such Operator Policies and Procedures to reflect changes in applicable Balancing Authority requirements and such requests shall not be unreasonably denied.
          (ii) Short Term Maintenance Activities. Operator may perform certain outages, de-rates and power reductions on the Plant that are expected to be less than Official Schedule Maintenance Threshold and are not on the Official Schedule (each a “Short-Term Maintenance Activity”) in each case consistent with (x) Good Utility Practice, the Operating License or applicable Law and (y) as applicable, Balancing Authority requirements regarding the scheduling of such maintenance activities. Operator shall schedule Short-Term Maintenance Activities in accordance with the applicable Operator Policies and Procedures in place as of the Effective Date until such time such policies and procedures are amended or replaced at the mutual agreement of the Parties and such policies and procedures shall be included in Attachment G. Unless otherwise required by applicable Law or applicable Balancing Authority requirements, Operator shall notify Owner of its intent to perform a Short-Term Maintenance Activity no later than forty-eight (48) hours prior to the start of such activity, provided that if such forty-eight (48) hour prior notice is not otherwise required by applicable Law or applicable Balancing Authority requirements and is not reasonably possible, then Operator will notify Owner as soon as is practical. In all cases, Operator shall notify the Owner prior to any public notification of Operator’s intent to perform a Short-Term Maintenance Activity at the Plant. Owner may request reasonable modifications to the proposed schedule and scope of a Short-Term Maintenance Activity to the extent the requested modifications are not contrary to Good Utility Practice, the Operating License or applicable Law.
          (c) Unplanned (Forced) Outages, De-rates and Power Reductions. Unplanned manual or automatic shutdowns, de-rates or reductions in power generation of the Plant (each an “Unplanned Outage Event”), in each case performed in accordance with Operator’s Policies and Procedures, applicable Balancing Authority Area requirements, the Operating License, Good Utility Practice or applicable Law, do not require prior notification to the Owner if such coordination is not reasonably possible. Operator shall notify Owner within one (1) hour after the initiation of an Unplanned Outage Event; provided that if the nature of such Unplanned Outage Event and the actions necessary for Operator to address the resulting Plant conditions renders Operator unable to provide such notification within one (1) hour, Operator is to notify Owner as soon as Plant operating conditions reasonably allow, and in any event, prior to Operator making any public notifications regarding such outage or power reduction.
          (d) Changes; Updates. Operator shall provide Owner with prior notice of changes or updates to any details of a notification provided in accordance with Sections 10.2(a), 10.2(b) and 10.2(c) above. Operator shall provide such notice of changes or updates in accordance with the applicable Operator Policies and Procedures in place as of the Effective Date until such time such policies and procedures are amended or replaced at the mutual agreement of the Parties and such policies and procedures shall be included in Attachment G.
          (e) Compliance with Operating License, Applicable Law and Good Utility Practice. The notification requirements of this Section 10.2 are subject to, and to be performed consistent with, the requirements of the Operating License, applicable Law and Good Utility Practice. For the avoidance of doubt, in the event that Operator’s performance of its notification obligations under this Section 10.2 would cause Operator to be acting (i) in violation of the Operating License or applicable Law or (ii) contrary to Good Utility Practice so as to imperil the public health and safety or the material condition of the Plant, then Sections 10.2(f) and 12.2(c) shall be inoperative and Operator shall not be liable to Owner for any related Power Scheduling Damages incurred by Owner.
          (f) Remedies for Failure to Perform. Subject to Section 12.2(c), Operator shall reimburse Owner for Power Scheduling Damages incurred by Owner as a result of Operator’s for failure to comply with the notification requirements of this Section 10.2; provided that Owner shall take commercially reasonable efforts to mitigate such Power Scheduling Damages. With respect to each occurrence of Owner incurring Power Scheduling Damages as a result of Operator failing to perform its notification obligations under this Section 10.2, Owner shall provide Operator notice of Power Scheduling Damages as soon as is practical after all costs are known but not later than twelve (12) months following the date of Operator’s failed performance causing such Power Scheduling Damages.
          (g) Dispute Resolution. Disputes regarding any requirements of this Section 10.2 and each of the Parties compliance therewith, shall be resolved pursuant to the dispute resolution procedures of ARTICLE XIII.
     10.3 Annual Budget; Budget Forecasts.
          (a) Annual Budget. For each calendar year of the Term, Operator shall submit to Owner for review and approval as provided in Section 10.3(c), an annual budget (the “Annual Budget”) which shall set forth on a monthly basis all underlying assumptions and implementation plans in connection with the operation and maintenance of, and Capital Improvements to be made to, the Plant. The Annual Budget shall be (i) itemized on a monthly basis in accordance with generally accepted accounting practices and shall incorporate in separate sections all Costs of Operation (excluding Operator’s Fees), anticipated Pension Fund Contributions and Costs of Capital Improvements to be incurred during the applicable calendar year, including costs related to Nuclear Fuel and planned refueling outages and (ii) otherwise consistent with applicable Law, the Operating License and Good Utility Practice. Further, the section of the Annual Budget dealing with Capital Improvements shall cover both (i) discretionary Costs of Capital Improvements for standard Plant improvements and repairs and (ii) specific project Costs of Capital Improvements for exceptional Plant improvements and repairs.
          (b) Five Year Forecasts. Operator shall submit to Owner for review and approval when it submits the Annual Budget to Owner for approval, an update to the five (5) year forecast (updated on a rolling basis but not less than annually) of Costs of Operation, anticipated Pension Fund Contributions and Costs of Capital Improvements which shall set forth in accordance with generally accepted accounting practices all material assumptions and implementation plans in connection with the operation and maintenance of the Plant (“Five Year Forecast”). In addition to the Annual Budget listed above, the Five Year Forecast will include a monthly financial forecast for the second and third year Costs of Operations and Costs of Capital Improvements and an annual financial forecast for the fourth and fifth year Costs of Operations and Costs of Capital Improvements.
          (c) Annual Budget Approval Process. On or before August 31st of each year of the Term, Operator shall submit to Owner for review and approval the Annual Budget for the following year and the corresponding Five Year Forecast. Owner shall have until September 30th to review, approve and reach agreement with Operator on such submittals. The Board of Managers for the Operator shall have until October fifteenth (15th) to approve in writing the Annual Budget for the following Year and the corresponding Five Year Forecast. In the event that the Board of Managers of the Operator and the Owner cannot reach agreement on the Annual Budget by November fifteenth (15th) then such disputes shall be resolved in accordance with ARTICLE XIII and pending resolution and agreement on such disputes, portions of the Annual Budget may be approved by budget category (e.g., approve all Costs of Operation but dispute Certain Costs of Capital Improvements). For disputed amounts the second year of the latest agreed upon latest agreed upon Five Year Forecast shall be used to govern the following calendar year; provided that such existing Annual Budget shall be increased as necessary to complete Capital Improvements in progress at the beginning of such year (subject to cancellation of the project by Owner), the costs of the actual Pension Fund Contributions and the cost of any Capital Improvements which Operator certifies are otherwise required for the safe operation of the Plant in accordance with the Operating License and consistent with Good Utility Practice; provided, however, that, with respect to Costs of Operation or Costs of Capital Improvements, no such increase in the second year of the last agreed upon Five-Year Forecast shall occur if Owner has notified the Operator that the Plant is to be permanently shut down prior to, or during, such budget year.
          (d) Adjustments
          (i) Generally. Adjustments may be made to an approved Annual Budget from time to time by mutual agreement of the Parties in writing; provided, however, the consent of the Owner shall not be (A) required for adjustments made to reflect changes to budgeted anticipated Pension Fund

Contributions and (B) unreasonably withheld with respect to changes in the Annual Budget necessary to reflect (1) the impact from unexpected emergency-related amounts or safety related amounts incurred by Operator consistent with Section 2.3, (2) expenditures required by the NRC under the Operating License or otherwise required to be made under applicable Law, or (3) the impact of Force Majeure, unforeseen circumstances or other events. Any such adjusted Annual Budget must be in writing and executed by the Owner and Operator.
          (ii) True-Up Adjustments. Cost categories which merit an automatic true-up will be identified by the Operator and submitted to the Owner for review and approval as part of the Annual Budget process. The Operator will notify the Owner of the actual costs when know or incurred. True-up adjustments may be include, regulatory or governmental rate increases and utility rate increases.
          (e) Budget Overruns. Operator shall be responsible for thirty-three percent (33%) of the costs incurred in excess of one-hundred five percent (105%) of an approved Annual Budget without Owner’s written approval (the “Budget Overrun”); provided that (i) Pension Fund Contribution related amounts shall not be subject to this Section 10.3(e) and Owner shall be responsible for one-hundred percent (100%) of all actual Pension Fund Contributions, (ii) unexpected emergency-related amounts, approved adjustments and true-up adjustments made pursuant to Section 5.2 (d)(i) and (ii), respectively, shall not be borne by Operator unless such expenses are the result of Operator’s Gross Negligence and/or Willful Misconduct, (iii) Operator’s liability with respect to the Budget Overrun shall be capped on an annual basis at an amount equal to the sum of the Operating Management Fee, the Asset Management Fee and the Incentive Fees earned in such year with respect to the Facility (the “Annual Cap”) and (iv) the amount of Operator’s liability for the Budget Overrun, when added to any amounts for which Operator may be liable to Owner with respect to the Capability Factor Performance Fee and Power Scheduling Damages for such year, shall not exceed the Annual Cap.
          (f) Eligible Budget Savings. Operator shall be entitled to thirty-three percent (33%) of the costs savings realized with respect to such savings that are less than ninety-five percent (95%) of an approved Annual Budget (the “Eligible Budget Savings”); provided that (i) Pension Fund Contribution related amounts shall not be subject to this Section 10.3(f) and Owner shall receive the benefit of any savings realized in the amount of the actual Pension Fund Contributions incurred when compared to related budgeted amounts of anticipated Pension Fund Contributions and (ii) Operator’s entitlement with respect to Eligible Budget Savings shall be capped on an annual basis at an amount equal to the Annual Cap.
          (g) Budgets Are Plant Specific. Each of Owner and Operator acknowledge and agree that (i) the amounts authorized under an Annual Budget are Plant-specific and (ii) amounts authorized under an Annual Budget with respect to one Plant may not be redirected to Affiliated Plants or other nuclear power plants operated by Operator without the prior written consent of the Owner.

          (h) Reports. For each month during the Term, Operator shall provide to Owner the following by the:
               (i) tenth (10th) Business Day, a financial report of actual Costs of Operation and Costs of Capital Improvements charged or allocated directly to Owner in the preceding month; and
               (ii) fifteenth (15th) Business Day, a financial comparison of such Costs of Operation and Costs of Capital Improvements to the applicable month in the Annual Budget.
Each monthly report shall specifically identify any areas in which Costs of Operation or Costs of Capital Improvements are, or are forecasted by the end of the year to be, more than ten percent (10%) over or under the applicable Annual Budget and to identify any types of Costs of Capital Improvements or Pension Fund Contributions which differ, or are forecast to differ, materially from the types of expenditures in the approved Annual Budget. The format of such reports shall be as mutually agreed upon by the Parties from time-to-time.
     10.4 Nuclear Fuel.
          (a) Nuclear Fuel Procurement Plan.
          (i) Scope. The procurement of Nuclear Fuel and/or Nuclear Fuel fabrication services shall be performed by Operator, as agent for Owner and Enexus Nuclear Fuels Company, pursuant to a plan to be established pursuant to this Section 10.4 (the “Nuclear Fuel Procurement Plan”) and as may otherwise be provided for under that certain                      (the “Nuclear Fuel and Fuel Services Purchase Agreement”). The Nuclear Fuel Procurement Plan shall cover the current calendar year plus each of the next five (5) calendar years. Operator may perform its obligations under this Section 10.4 directly or through the use of subcontractors and agents provided that the use of such subcontractors or agents shall not otherwise relieve Operator of its obligations to perform hereunder.
          (ii) Development; Content. Operator shall develop the Nuclear Fuel Procurement Plan in accordance with the applicable Policies and Procedures in Place as of the Effective Date until such time such policies and procedures are amended or replaced at the mutual agreement of the Parties and such policies and procedures shall be included in Attachment G. The Nuclear Fuel Procurement Plan shall include at a minimum the following: Operator’s analysis and projections regarding each nuclear fuel market; the Plant’s physical supply requirements for each step of the nuclear fuel cycle; strategic recommendations and guidance on the timing of purchases, price hedging, inventory management, contractual terms, diversification, and counterparties, financial forecasts of Nuclear Fuel expense and Nuclear Fuel cash flow requirements; and a review against the previous year’s plan.
          (iii) Timing. The Nuclear Fuel Procurement Plan shall be developed in support of the Annual Budget and Five Year Forecast for the corresponding calendar years of the Term. The Nuclear Fuel Procurement Plan shall be submitted to Owner for Owner’s approval at the same time as provided in Section 10.3 for the submittal by Operator to Owner of the Annual Budget and Five Year Forecast; provided that within thirty (30) days following the Effective Date, Operator shall submit to Owner for information an initial Nuclear Fuel Procurement Plan covering the remainder of the calendar year in which the Effective Date occurs and for the following five (5) calendar years. Such initial Nuclear Fuel Procurement Plan shall be consistent with the corresponding Annual Budget and Five Year Forecast pursuant to which Operator is operating the Plant as of the Effective Date.
          (iv) Owner Approval. Upon receipt of a proposed Nuclear Fuel Procurement Plan, Owner shall have thirty (30) days to review and approve or disapprove the proposed Nuclear Fuel Procurement Plan. Failure by Owner to act within this thirty (30) day period shall be deemed an approval by Owner of the proffered Nuclear Fuel Procurement Plan. During this review period, Owner may request reasonable modifications to the proposed Nuclear Fuel Procurement Plan to the extent the requested modifications are not contrary to Good Utility Practice, the Operating License or applicable Law. Operator shall make commercially reasonable efforts to accommodate such requests. Approval by Owner of the Nuclear Fuel Procurement Plan does not constitute Owner approval of any underlying contract for Nuclear Fuel or fabrication services needed to implement the approved plan, and such contracts otherwise shall be subject to approval requirements of this Agreement, including those set forth for New Operator Contracts in Section 2.2(e) and, as applicable, the Nuclear Fuel and Fuel Services Purchase Agreement. Certain Nuclear Fuel and/or fabrication procurement contracts may be executed directly between Owner and third parties. Such contracts shall be Delegated Contracts and Operator shall negotiate and administer said contracts.
          (v) Changes. Operator may from time to time propose changes to an approved Nuclear Fuel Procurement Plan. Owner shall have thirty (30) days from the day of submittal to act on such proposed changes as provided in Section 10.2(a)(iv). For the avoidance of doubt, Operator shall not be required to seek Owner’s approval to enter into contracts that may reflect a change in the current Nuclear Fuel Procurement Plan to the extent that (A) such contracts do not require Owner’s approval under Section 2.2(e) and (B) Operator is already authorized under this Agreement to enter into such contracts.

          (b) Nuclear Fuel Costs. Nuclear Fuel costs (including uranium conversion, enrichment and fabrication costs) will generally be directly paid by Owner, shall be included in the Annual Budget and, to the extent directly paid by Owner, shall not be considered Costs of Operation.
          (c) Dispute Resolution. Disputes regarding any requirements of this Section 10.4 and each of the Parties compliance therewith, shall be resolved pursuant to the dispute resolution procedures of ARTICLE XIII.
ARTICLE XI
WARRANTIES AND REMEDIES
     11.1 Warranty. Operator warrants that it shall perform all of its obligations under this Agreement in a professional and competent manner consistent with (a) Good Utility Practices, (b) applicable Law, including Nuclear Laws and applicable NRC orders, regulations, policies and other requirements, (c) applicable industry codes and standards, (d) the Operating Licenses and all other Required Permits, (e) Operator Policies and Procedures and (f) this Agreement.
     11.2 Remedy. In the event that Operator breaches the warranties set forth in Section 11.1, Owner may at its option require Operator to correct or re-perform such services at Operator’s sole cost. Owner’s right to require such correction or re-performance, together with Operator’s assumption of certain cost overruns and liquidated damages pursuant to Sections 10.3(e) and (f) and any liability under Operator’s indemnification obligations under ARTICLE XII (in each case including any applicable caps on such Operator liabilities and obligations), shall be the exclusive remedies available to Owner for deficient performance where Owner is not enforcing its rights, if any, to terminate the Agreement, and shall be in lieu of any claim for monetary damages available to Owner hereunder for deficient performance, regardless of whether any claims are based on negligence, breach of warranty, breach of contract, tort, strict liability or any other legal theory, except for Gross Negligence and/or Willful Misconduct as provided in ARTICLE VI.
     11.3 DISCLAIMER. THE WARRANTIES AND REMEDIES SET FORTH IN THIS ARTICLE XI CONSTITUTE THE SOLE AND EXCLUSIVE WARRANTIES AND REMEDIES MADE TO OWNER AND ARE IN LIEU OF ALL OTHER WARRANTIES OF ANY KIND, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ALL WARRANTIES ARISING FROM ANY COURSE OF DEALING OR USAGE OF TRADE.
THE PROVISIONS OF THIS ARTICLE XI HAVE BEEN NEGOTIATED BY THE PARTIES HERETO AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED OR STATUTORY OTHER THAN THOSE

REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT.
ARTICLE XII
INDEMNITY
     12.1 Owner.
          (a) Against Nuclear Liability Arising from Nuclear Incident. Owner shall indemnify Operator and its officers, directors and employees against any and all liability that any of them may incur as the result, or arising out, of a “nuclear incident” at or involving (i) the Plant, (ii) the Site or (iii) Nuclear Material or Nuclear Fuel transported to or from the Plant or Site, including the transport of Spent Nuclear Fuel from the Plant for disposal or other disposition, except to the extent that any such liability is the result of the Gross Negligence and/or Willful Misconduct of Operator in performing its obligations under this Agreement.
          (b) Against Personal Injury; Property Damage. Without limiting Owner’s obligations under Section 12.1(a), Owner shall indemnify, defend and hold harmless Operator and its employees, officers and directors against any and all liability any of them may incur in connection with this Agreement or the performance thereof for personal injury or damage to or destruction of property (including property of Owner) except to the extent any such liability is (i) covered by insurance, (ii) covered by Operator’s indemnity provided in Section 12.2 or (iii) the result of Operator’s Gross Negligence and/or Willful Misconduct in performing its obligations under this Agreement.
     12.2 Operator. To the extent permitted by applicable Law and subject to the limitations of liability set forth in Section 6.2 and without limiting Owner’s obligations under Section 12.1(a), Operator shall indemnify, defend and hold harmless Owner and its employees, officers and directors against all liability any of them may incur:
          (a) in connection with the Agreement for personal injury to Operator’s employees, officers and directors except to the extent such liability is the result of the Gross Negligence and/or Willful Misconduct of Owner;
          (b) arising out of the acts or omissions of Operator (including its officers, employees and subcontractors) in its performance of its obligations under this Agreement that constitute Gross Negligence and/or Willful Misconduct; or
          (c) arising out of the acts or omissions of Operator in the performance of its obligations to make the notifications required under Section 10.2; provided that, to the extent that Owner actually incurs replacement power costs and related scheduling imbalance fees or their equivalent as a result of such failure (“Power Scheduling Damages”), Operator’s liability to Owner under Section 10.2(i) for Power Scheduling Damages shall be (i) in any given month, limited to the amount of Fees due to Operator for that month and any Power Scheduling Damages then due to Owner in excess of such amount shall be rolled over to the next month and (ii) in any given calendar year, when added to Operator’s liability for sharing in Costs of Operation under Section 5.2(a)(ii), Operator’s liability for sharing in Costs of Capital Improvements under Section 5.3(a)(ii) and any liability which Operator may have incurred with respect to the Capability Factor Performance Fee for that year, shall not exceed an amount equal to the Annual Cap; provided, further, in the event that Operator has paid to Owner in any given calendar year Power Scheduling Damages in an amount that, when added to Operator’s liability for sharing in Costs of Operation under Section 5.2(a)(ii), Operator’s liability for sharing in Costs of Capital Improvements under Section 5.3(a)(ii) and any liability which Operator may have incurred with respect to the Capability Factor Performance Fee for that year, is in excess of the amount of the Annual Cap for that year, then such excess amount shall be refunded to Operator on the first (1st) Business Day of March in the next calendar Year.
ARTICLE XIII
DISPUTE RESOLUTION
     13.1 General Provisions.
          (a) In the event of a Dispute that is not resolved in the normal course of business, the Parties shall attempt to resolve the Dispute promptly by negotiation between senior executives of the Parties who have authority to settle the controversy (“Senior Executives”). Either Party may give the other Party written notice of the existence of any such Dispute (a “Dispute Notice”). All negotiations pursuant to this Section 13.1 are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.
          (b) If the Dispute has not been resolved by negotiation between the Senior Executives within thirty (30) days of receipt of the disputing Party’s notice, the disputing Party shall refer the Dispute to non-binding mediation under the American Arbitration Association’s (“AAA”) Commercial Mediation Procedures (the “Request for Mediation”). The place of mediation shall be Jackson, Mississippi. The Parties shall agree upon a mediator within ten (10) days after the date upon which the disputing Party referred the Dispute to non-binding mediation (the “Mediation Referral Date”). If the Parties cannot agree on a mediator within such ten (10) day period, a mediator shall be selected by AAA.
          (c) Compensation of the mediator and other mediation fees, costs and expenses assessed by AAA shall be borne equally by the Parties. Each Party shall otherwise pay for its own costs incurred to participate in the mediation.
          (d) If the Dispute has not been resolved by non-binding mediation within sixty (60) days of the Mediation Referral Date, then at the request of either Party, the Dispute shall be referred to, and finally settled by, binding arbitration in accordance with the Commercial Arbitration Rules of the AAA (the “Rules”) before a single (1) arbitrator. The place of arbitration shall be Jackson, Mississippi.

          (e) In any arbitration pursuant to Section 13.1(d), the arbitrator shall be appointed by the mutual agreement of the Parties within fourteen (14) days of receipt by respondent of a copy of the demand for arbitration. If the Parties are unable to agree upon an arbitrator within such fourteen (14) day period, the arbitrator shall be selected by the AAA in accordance with the listing, ranking and striking procedures in the Rules, with each Party having a limited number of strikes.
          (f) The hearing on the merits shall be held as expeditiously as practicable, if possible within ninety (90) days of the appointment of the arbitrator. The award rendered by the arbitrator shall be in writing, signed by the arbitrator and shall be rendered as soon as possible, but in no event later than fourteen (14) days after close of the arbitration hearing, unless the arbitrator shall extend such period for good cause shown. A reasoned award shall not be required unless by mutual agreement of the Parties. Judgment on the award may be entered in any court having jurisdiction over the Parties or their assets.
          (g) In no event shall the arbitrator award any punitive, exemplary, special, multiple, indirect, incidental, economic, consequential or similar damages (including, without limitation, replacement goods, cost of cover, loss of actual or anticipated profits, loss of business opportunities, loss of use or equipment downtime or work stoppage, loss of goodwill, or services or loss of or corruption to data) arising out of or related to this Agreement, regardless of the legal theory under which such damages may be sought and even if the Parties have been advised of the possibility of such damages or loss.
          (h) Compensation of the arbitrator and other arbitration fees, costs and expenses assessed by the AAA shall be borne equally by the Parties. Each Party shall otherwise pay for its own costs incurred to participate in the arbitration.
          (i) The Parties are committed to the prompt and efficient resolution of disputes. Accordingly, if one or more disputes arise under this Agreement, such disputes may be brought in a single arbitration. Upon the request of any Party, any arbitration proceeding instituted under this Agreement shall be consolidated with any other arbitration proceeding instituted under this Agreement. The new arbitration shall be so consolidated, provided that the arbitrator for the prior (or first filed) arbitration determines that: (A) the new arbitration presents significant issues of law or fact common with those in the pending arbitration; (B) no Party would be unduly prejudiced by such consolidation; and (C) consolidation under such circumstances would not result in undue delay for the prior arbitration. Any order of consolidation issued by the arbitrator shall be final and binding upon the Parties. The arbitrator for the arbitration constituted first in time shall serve as the arbitrator for the consolidated arbitration. The Parties waive any right they have to appeal or to seek interpretation, revision or annulment of such order of consolidation under the rules or in any court. The Parties agree that upon such an order of consolidation, they will promptly dismiss any arbitration brought under this Agreement, the subject of which has been consolidated into another arbitral proceeding.
          (j) The procedures specified in this Section 13.1 shall be the sole and exclusive procedures for the resolution of Disputes between the Parties arising out of or in connection with this Agreement.

     13.2 Continued Performance. Subject to the Parties’ rights to terminate pursuant to ARTICLE VIII, notwithstanding any Dispute between the Parties and pending the final resolution of a Dispute, each Party shall continue to perform its respective obligations under this Agreement.
ARTICLE XIV
FORCE MAJEURE
     14.1 Force Majeure. The Parties shall be excused from their respective performance obligations under this Agreement, and for any delay in the progress or completion thereof, to the extent such performance is due to an event of Force Majeure that is (i) beyond the reasonable control of the affected Party, (ii) not attributable to the affected Party’s own fault or negligence and (iii) not reasonably capable of being avoided or mitigated by the affected Party; provided, however, no Force Majeure event shall be deemed to excuse either Party’s obligation to make any payment when due and payable to the other. The Party wishing to assert the Force Majeure event as a defense must provide reasonable notice to the other Party that the event prevents or is delaying its performance and shall take all commercially reasonable measures to overcome the effect of the event (except that resolution of strikes or other labor disputes shall be solely at such Party’s discretion). Acts of any Governmental Authority that are directed solely at the Plant or the Operator shall not constitute Force Majeure.
ARTICLE XV
MISCELLANEOUS
     15.1 Confidentiality.
          (a) Nondisclosures; Restricted Data; Safeguards Information.
               (i) Nondisclosures. Operator shall maintain the confidentiality of all proprietary, non-public data and information relating to the business affairs of Owner which Operator may have access to or receive from Owner. Operator shall treat all data, reports and other written documents developed by Operator and provided to Owner in connection with Operator’s performance of its obligations under this Agreement as the proprietary information of Owner. Operator shall not publish or otherwise disclose to anyone outside of Operator except to its agents, subcontractors, attorneys or consultants who are under obligations of confidentiality, without the prior written consent of Owner, and Operator shall not use (other than in connection with the performance by Operator and its subcontractors of its obligations under this Agreement) any of the proprietary, non-public information provided to Operator by Owner or developed by Operator pursuant to this Agreement.

               (ii) Restricted Data. Operator shall control access to Restricted Data in accordance with applicable Law, including the Atomic Energy Act and the NRC regulations issued pursuant thereto.
               (iii) Safeguards Information. Notwithstanding any other provision of this Agreement, any access to Safeguards Information, shall be subject to the limitations and conditions of 10 C.F.R. § 73.21. Operator and Owner agree that any information provided under this Agreement will not be used or controlled in a manner that would (A) compromise any part of the safeguards plan for the Plant or (B) otherwise be in contravention of applicable Laws.
               (iv) Sensitive Unclassified Non-Safeguards Information. Operator shall control information classified as “sensitive unclassified non-safeguards information” by the NRC consistent with applicable NRC rules, regulations and guidance, including NRC Regulatory Issue Summary 2005-26 (Control of Sensitive Unclassified Non-Safeguards Information Related to Nuclear Power Reactors).
          (b) Notification. The Parties further agree to notify each other of any requests by a third party, including any Governmental Authority, for the disclosure of any information to be treated as confidential pursuant to this Section 15.1 and to reasonably cooperate with each other in attempting to preserve the confidentiality of such information to the greatest extent consistent with applicable Laws.
          (c) Permitted Disclosures. Notwithstanding anything to the contrary herein, neither Party nor the employees of either of them shall be restricted in any way from disclosing (i) safety or other information to the NRC on matters within the NRC’s regulatory responsibilities, (ii) information to INPO, (iii) information to a Governmental Authority to the extent required for compliance with applicable Law, (iv) information to the Electric Utility Cost Group to the extent necessary for participation in the Electric Utility Cost Group or (v) the terms of this Agreement to financial institutions or insurance and bonding companies to the extent necessary to secure and enforce the insurance protection required under ARTICLE VII.
     15.2 Compliance With Law, Regulations and Site Requirements.
          (a) Compliance. Operator shall conduct activities at the Plant in compliance with the Required Permits and applicable Law, including the Atomic Energy Act and the NRC regulations issued thereunder.
          (b) Notification. Work performed under this Agreement is subject to the provisions of 10 C.F.R. Part 21. If assistance in evaluating potential deviations for reportability under Part 21 is required or if Operator is to make any notification to the NRC pursuant to Part 21, notification shall also be made contemporaneously to Owner.
          (c) Energy Reorganization Act.

               (i) Section 211 Compliance. Without limiting the generality of Section 15.2(a), both Parties specifically agree to comply with Section 211 of the Energy Reorganization Act, which prohibits NRC licensees and their contractors and subcontractors from discharging or otherwise discriminating against any employee engaging in protected activities described in the Energy Reorganization Act. If either Party’s employees, agents, subcontractors or suppliers makes any allegations or files a complaint with the Department of Labor pursuant to the provisions of Section 211 of the Energy Reorganization Act and if such allegation or complaint is made either directly or indirectly in connection with services performed pursuant to this Agreement, then the Party first obtaining knowledge or receiving notice of such allegation or complaint shall promptly notify the other Party of the complaint and the Parties shall keep each other advised as to all significant developments regarding such allegation or complaint. Both Parties further agree that neither Party will enter into any agreement affecting compensation, terms, conditions and privileges of employment, including any agreement to settle any claim, allegation or complaint filed by an employee with the Department of Labor pursuant to Section 211 of the Energy Reorganization Act that contains any provisions prohibiting or otherwise discouraging an employee from providing the NRC with information on hazardous conditions, potential violations or any other matters within the NRC’s regulatory responsibilities.
               (ii) Safety-Conscious Work Environment. Operator and Owner are responsible for, and dedicated to, achieving and maintaining a work environment that is conducive to the identification and reporting, and resolution, of conditions or concerns that may have adverse impact on nuclear safety, and on the safety or health of workers. Operator shall assure that its employees are continuously aware of conditions potentially adverse to safety or public health, and its employees having access to the Plant or activities regulated by the NRC feel free to raise safety concerns to the Plant’s management, into the Plant’s problem identification and resolution program, to the Plant’s concerns program or to Governmental Authorities, and to assure a work environment that encourages employees to openly communicate and report deficiencies or conditions adverse to safety.
               (iii) Access Requirements; Fitness for Duty Standards. As a condition for access to the Plant or for engaging in activities within the jurisdiction of the NRC related to the Plant, employees of Operator shall, at all times comply with NRC access authorization requirements (10 C.F.R. § 73.56) and Fitness-for-Duty standards (10 C.F.R. Part 26) as implemented by the Plant.
               (iv) Other Employment Discrimination Claims. In addition to its obligation to notify Owner in accordance with Section 16.3.(a) with regard to an allegation or complaint in connection with Section 211 of the Energy Reorganization Act, Operator shall promptly notify Owner, in writing, of any allegation or complaint of unlawful discrimination in employment arising under any federal, state or local statute filed by an employee of Operator (or of any subcontractor, agent or supplier) filed with a court or with a Governmental Authority in connection with Operator’s activities at the Plant and/or the performance of its obligations under this Agreement.

     15.3 Amendments. Subject to applicable Law, this Agreement may not be amended, modified or supplemented except by a written instrument signed by Owner and Operator.
     15.4 Relationship of the Parties. Operator shall at all times act as, and be, an independent contractor to Owner. This Agreement shall not constitute an agreement of employment with respect to any of the personnel of Operator assigned to provide services under this Agreement and shall not be so construed. Owner shall not become the employer or co-employer of any of Operator’s employees with respect to Operator’s performance of its obligations under this Agreement. Operator shall bear the sole and entire liability to all its employees for all employee benefits and workers’ compensation obligations owed to such employees. Operator shall bear the sole and entire responsibility for the satisfaction of any obligations imposed upon it as the result of any collective bargaining agreements or other similar agreements between Operator and its employees or their representatives. Nothing in this Agreement authorizes the Owner to assume any duty or obligation Operator may have under any such collective bargaining agreement or similar agreement and such duties or obligations shall remain at all times the responsibility of the Operator as may be required by the provisions of such collective bargaining agreements or similar agreements.
     15.5 No Waivers. A Party’s consent to waiver, or acquiescence in prior conduct, of the other Party that breached or otherwise did not conform to the requirements of this Agreement shall not be a bar, or be raised as a defense, to such Party’s right to seek enforcement of this Agreement in accordance with its terms as regards any subsequent or continuing conduct by the other Party that breaches or otherwise does not conform to the requirements of this Agreement. The giving of consent by a Party in one instance shall not limit or waive the necessity to obtain such Party’s consent in any future instance.
     15.6 Assignment and Successors; Delegation. This Agreement shall not be assignable by a Party by way of change of control or otherwise without the prior written consent of the other Party, except that this Agreement may be assigned by Owner without the Operator’s consent in the event of (i) a merger, consolidation or sale of all or substantially all of Owner’s assets, (ii) a sale by Owner of all of the Plant or (ii) an assignment to an affiliate of Owner. All assignments, including those permitted under clause (i), (ii) and (iii) above, shall be subject to the receipt of all required regulatory approvals, including the prior consent of the NRC, as applicable. Any attempted assignment that is not in compliance with the foregoing sentence shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Except as otherwise permitted under this Agreement, the duties and obligations of Operator hereunder shall not be delegated or subcontracted, in whole or in part, to any Person except where such delegation or subcontract is approved in advance by Owner.
     15.7 Invalidity of Terms. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
     15.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     15.9 Responsibility for Payment of Taxes. Each Party shall be responsible for the payment of taxes imposed upon it by applicable Law related to the provision or receipt of services hereunder. Further, each Party shall be responsible for the payment of all property tax payments related to property owned in its own name.
     15.10 Employee Security, Access and Exit Control. Operator employees working under this Agreement must comply with all requirements relating to security, access and exit control at the Plant.
     15.11 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York (without giving effect to conflict of law principles) as to all matters, including matters of validity, construction, effect, performance and remedies.
     15.12 Entire Agreement. This Agreement and the Attachments, Appendices, Exhibits and Schedules hereto, which are incorporated herein by reference, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous understandings and agreements of the Parties respecting such subject matter. The Parties intend that this Agreement should be interpreted in accordance with the plain and unambiguous meanings of its provisions and that such interpretation should not be affected or influenced by custom of usage of trade or any course of dealings reflected by transactions between them that preceded this Agreement.
     15.13 Third Party Beneficiaries. The provisions of this Agreement are for the benefit of the Parties and not for any other Person.
     15.14 Joint Effort. The Parties acknowledge and agree that the terms and conditions of this Agreement have been freely and fairly negotiated. Each Party acknowledges that in executing this Agreement it relies solely on its own judgment, belief and knowledge, and such advice as it may have received from its own counsel, and it has not been influenced by any representation or statements made by the other Party hereto or its counsel. No provision in this Agreement is to be interpreted for or against any Party hereto because that Party or its counsel drafted such provisions.

     15.15 Representations.
          (a) Representations of Operator.
               (i) Formation. Operator is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.
               (ii) Authority. Operator has all requisite power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Operator has heretofore delivered or made available to Owner complete and correct copies of its certificate of formation and limited liability company operating agreement as currently in effect.
               (iii) Binding Agreement. Operator has full corporate power and authority to execute and deliver this Agreement and to perform the duties and obligations contemplated by this Agreement. The execution and delivery of this Agreement and the performance by Operator of its duties contemplated hereby has been duly and validly authorized by all necessary corporate action required on the part of Operator and no other corporate proceedings on the part of Operator are necessary to authorize this Agreement or to perform the duties and obligations contemplated hereby. This Agreement has been duly and validly executed and delivered by Operator and assuming that this Agreement constitutes a valid and binding agreement of Owner, constitutes a valid and binding agreement of Operator and is enforceable against Operator in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and to general principles of equity (whether considered in a proceeding at law or in equity).
               (iv) Required Permits and Approvals. Operator has obtained all permits, authorizations, consents and approvals from any Governmental Authority required for it to execute and deliver this Agreement and to perform its duties and obligations under this Agreement, including the Required Permits and Required Regulatory Approvals.
               (v) Noncontravention. The execution and delivery of this Agreement and the performance by Operator of its obligations hereunder will not violate any contract or agreement to which Operator is a party or any applicable Law or decree of any Governmental Authority.
               (vi) No Litigation. There are no actions, suits or proceedings pending or threatened against Operator before any Governmental Authority that would if decided adversely have a material adverse effect on Operator, its business or its ability to perform this Agreement.
          (b) Personnel Qualifications. Operator shall select and assign Operator employees pursuant to any applicable collective bargaining agreement or similar agreement or, if no such agreement is applicable, for whom it has reasonable basis to believe are qualified and capable of fulfilling the roles to which they are assigned.
          (c) Representations of Owner.
               (i) Formation. Owner is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
               (ii) Authority. Owner has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.
               (iii) Binding Agreement. Owner has full corporate power and authority to execute and deliver this Agreement and to perform the duties and obligations contemplated by this Agreement. The execution and delivery of this Agreement and the performance by Owner of its duties contemplated hereby has been duly and validly authorized by all necessary corporate action required on the part of Owner and no other corporate proceedings on the part of Owner are necessary to authorize this Agreement or to perform the duties and obligations contemplated hereby. This Agreement has been duly and validly executed and delivered by Owner and, assuming that this Agreement constitutes a valid and binding agreement of Operator, constitutes a valid and binding agreement of Owner and is enforceable against Owner in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and to general principles of equity (whether considered in a proceeding at law or in equity).
               (iv) Required Permits and Approvals. Owner has obtained all permits, authorizations, consents and approvals from any Governmental Authority required for Owner to execute and deliver this Agreement and to perform its duties and obligations under this Agreement, including the Required Permits and Required Regulatory Approvals.
               (v) Noncontravention. The execution and delivery of this Agreement and the performance by Owner of its obligations hereunder will not violate any contract or agreement to which Owner is a party or any applicable Law or decree of any Governmental Authority.
               (vi) No Litigation. There are no actions, suits or proceedings pending or threatened against Owner before any Governmental Authority that would if decided adversely have a material adverse effect on Owner, its business or its ability to perform this Agreement.
     15.16 Notices. Any notice, request, consent or other communication permitted or required by this Agreement shall be in writing or made electronically or by facsimile if promptly confirmed in writing. Written notices shall be deemed to have been given when deposited in the United States mail, first class, postage pre-paid and, until written notice of a new address is given, shall be addressed as follows:

     If to Operator:
     If to Owner:
[Signature page follows]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

ENOI LLC
By:
Name:
Title:

[OWNER]
By:
Name:
Title: